      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996


                                                       REGISTRATION NO. 333-3220
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  AVIGEN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                8731                               13-3647113
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)                     NUMBER)

                            ------------------------

                         1201 HARBOR BAY PARKWAY, #1000
                               ALAMEDA, CA 94502
                                 (510) 748-7150
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              JOHN MONAHAN, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AVIGEN, INC.
                        1201 HARBOR BAY PARKWAY, # 1000
                               ALAMEDA, CA 94502
                                 (510) 748-7150
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER; INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                ALAN C. MENDELSON, ESQ.                                 E. MICHAEL GREANEY, ESQ.
                ROBERT J. BRIGHAM, ESQ.                                 GIBSON, DUNN & CRUTCHER
                 COOLEY GODWARD CASTRO                                        4 PARK PLAZA
                   HUDDLESON & TATUM                                        IRVINE, CA 92714
                 FIVE PALO ALTO SQUARE                                       (714) 451-3800
                  3000 EL CAMINO REAL
                PALO ALTO, CA 94306-2155
                     (415) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(o) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  AVIGEN, INC.
                               ------------------

                             CROSS REFERENCE SHEET

                    ITEM NUMBER AND HEADING
              IN FORM S-1 REGISTRATION STATEMENT                       CAPTION IN PROSPECTUS
- ---------------------------------------------------------------
 1.  Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus................................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of Prospectus...  Inside Front and Outside Back
                                                                   Cover Pages
 3.  Summary Information, Risk Factors and Ratio of Earnings to
       Fixed Charges...........................................  Prospectus Summary; The Company;
                                                                   Risk Factors
 4.  Use of Proceeds...........................................  Use of Proceeds
 5.  Determination of Offering Price...........................  Underwriting
 6.  Dilution..................................................  Dilution
 7.  Selling Stockholders......................................  Inapplicable
 8.  Plan of Distribution......................................  Outside Front and Inside Front
                                                                   Cover Page; Underwriting
 9.  Description of Securities to be Registered................  Description of Capital Stock
10.  Interests of Named Experts and Counsel....................  Legal Matters
11.  Information with Respect to the Registrant................  Outside Front and Inside Front
                                                                   Cover Page; Prospectus Sum-
                                                                   mary; The Company; Risk Fac-
                                                                   tors; Dividend Policy;
                                                                   Capitalization; Selected
                                                                   Financial Data; Management's
                                                                   Discussion and Analysis of
                                                                   Financial Condition and Results
                                                                   of Operations; Business;
                                                                   Management; Certain
                                                                   Transactions; Principal
                                                                   Stockholders; Description of
                                                                   Capital Stock; Shares Eligible
                                                                   for Future Sale; Financial
                                                                   Statements
12.  Disclosure of Position on Indemnification for Securities
       Act Liabilities.........................................  Inapplicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES
     AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE
     IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 15, 1996


                                2,300,000 SHARES

                                      LOGO

                                  COMMON STOCK

     All of the 2,300,000 shares of Common Stock are being sold by Avigen, Inc. ("Avigen" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $7.00 and $9.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "AVGN".

                            ------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 6.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
         UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                          PRICE TO            UNDERWRITING           PROCEEDS TO
                                           PUBLIC            DISCOUNT(1)(2)          COMPANY(2)
- -----------------------------------------------------------------------------------------------------
Per Share..........................           $                     $                     $
- -----------------------------------------------------------------------------------------------------
Total(4)...........................           $                     $                     $
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Excludes additional compensation to the representatives (the
    "Representatives") of the several Underwriters in the form of a nonaccountable expense allowance of $150,000. Also excludes the value of warrants to purchase 230,000 shares of Common Stock to be issued to the Representatives.

(3) Before deducting expenses payable by the Company estimated at $800,000.

(4) The Company has granted to the Underwriters a 45-day option to purchase up to 345,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."

                            -----------------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1996, at the office of the agent of
Wedbush Morgan Securities in Los Angeles, California.

WEDBUSH MORGAN SECURITIES                             SANDS BROTHERS & CO., LTD.

            , 1996

  (Artwork depicting the Company's potential product and delivery mechanism.)



     AVIGEN'S PRODUCT DEVELOPMENT PROGRAMS ARE AT AN EARLY STAGE. PRODUCTS, IF ANY, RESULTING FROM SUCH PROGRAMS CANNOT BE MADE AVAILABLE FOR COMMERCIAL SALE UNLESS AND UNTIL REGULATORY APPROVAL IS OBTAINED. THE COMPANY WILL BE REQUIRED TO COMPLETE CLINICAL TRIALS TO DEMONSTRATE THE SAFETY AND EFFICACY OF ANY POTENTIAL PRODUCTS PRIOR TO FILING FOR REGULATORY APPROVAL.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Avigen is a leader in the development of gene therapy products derived from adeno-associated virus ("AAV") for the treatment of inherited and acquired diseases. The Company's proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body. The Company is developing two broad-based proprietary gene delivery technologies: AAV vectors and the Targeted Vector Integration ("TVI") system. The Company believes AAV vectors can be used to deliver genes for the treatment of brain, liver and prostate cancer, anemia, hemophilia, hyperlipidemia and metabolic storage diseases. The Company also believes its TVI system will allow it to pursue more effective treatments for blood cell-related diseases, including sickle cell anemia, beta-thalassemia and human immunodeficiency virus ("HIV") infection.

     AAV Vectors. The Company's gene therapy products are based on gene delivery systems called vectors. AAV vectors are derived from AAV, a common non-pathogenic human virus, and take advantage of the natural efficiency with which viruses deliver genes to cells. To produce an AAV vector, the virus is modified by removing the viral genes and replacing them with genes for therapeutic proteins. The Company believes that AAV vectors combine desirable properties of viral and non-viral vectors and may offer several potential advantages over other gene therapy vectors. These advantages include efficient delivery of genes to both dividing and non-dividing target cells, absence of viral genes that may be responsible for causing an undesirable immune response, in vivo administration to patients, higher levels of gene expression and improved stability allowing AAV vectors to be manufactured, stored and handled like more traditional pharmaceutical products. Avigen believes that its proprietary manufacturing process will simplify manufacturing and purification and achieve increased yield of high purity AAV vectors.

     TVI System. The Company's proprietary TVI system utilizes components of AAV to integrate large segments of DNA at a specific location on human chromosome
19. Integration is essential for certain gene therapy applications where the genes must be passed on to the progeny of the cell. The Company believes gene therapy vectors that integrate at a specific site, such as the site on chromosome 19 where the non-pathogenic AAV normally integrates, will have an increased safety profile relative to vectors that integrate randomly. The Company also believes that the ability to integrate large segments of DNA could lead to gene therapy applications involving the delivery of multiple genes or requiring precise or controllable gene regulation.

     Product Development. Based on encouraging results in animal models, the Company has initiated two preclinical development programs using AAV vectors for the treatment of brain tumors and anemia. Additionally, the Company has a number of research programs and collaborations intended to generate product development candidates for liver and prostate cancer, hemophilia, hyperlipidemia, metabolic storage diseases, hemoglobin disorders and HIV infection. Avigen believes that the number of potential applications for gene therapy will increase significantly as advances are made in the area of genomics. These advances are enabling scientists to link diseases to specific gene defects. As more genes are discovered, the need for improved gene delivery technologies is expected to increase. With the identification of new disease-related genes, the Company believes that its AAV vectors and its TVI system will provide it with significant opportunities for new gene therapy products.

     Corporate Partnering Opportunities. The Company is actively seeking to develop long-term strategic collaborations with pharmaceutical companies that can provide funding for research and development activities and clinical trials as well as access to complementary technologies, including gene sequences. The Company believes that its broad-based proprietary gene delivery technologies can be used to deliver a number of different genes, giving rise to multiple product and corporate partnering opportunities.

                                  THE OFFERING

Common Stock offered by the Company...................  2,300,000 shares
Common Stock to be outstanding after the offering.....  6,829,015 shares(1)
Use of proceeds.......................................  For repayment of certain indebtedness, research and
                                                        development, leasehold improvements
                                                        and capital equipment, working
                                                        capital, and general corporate
                                                        purposes
Proposed Nasdaq National Market symbol................  AVGN

- ---------------


(1) Based on shares outstanding as of March 31, 1996. Excludes 823,275 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1996 at a weighted average exercise price of $0.51 per share; 257,880 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1996 at exercise prices ranging from $4.87 to $7.80 per share; warrants to purchase 193,750 shares of Common Stock issued in connection with a bridge financing completed in March 1996 (the "1996 Bridge Financing") at an exercise price per share equal to the greater of $0.25 and 80% of the offering price; warrants to purchase 19,375 shares of Common Stock issued to the placement agent in the 1996 Bridge Financing at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the offering price, and warrants to purchase 230,000 shares of Common Stock to be issued to the Representatives at the closing of this offering at an exercise price equal to 120% of the offering price. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources," "Description of Capital Stock," "Underwriting" and Notes 5 and 9 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS         PERIOD FROM
                                    PERIOD FROM       YEARS ENDED JUNE          ENDED         OCTOBER 22, 1992
                                 OCTOBER 22, 1992            30,              MARCH 31,          (INCEPTION)
                                (INCEPTION) THROUGH   -----------------   -----------------        THROUGH
                                   JUNE 30, 1993       1994      1995      1995      1996      MARCH 31, 1996
                                -------------------   -------   -------   -------   -------   -----------------
STATEMENT OF OPERATIONS DATA:
  Grant revenue.................       $    --        $    --   $   178   $    90   $    87       $     265
  Expenses:
    Research and development....           932          2,558     2,290     1,526     1,875           7,655
    General and
      administrative............           538          1,283     1,334       983       708           3,863
                                      -------         -------   -------   -------   -------        --------
    Total expenses..............         1,470          3,841     3,624     2,509     2,583          11,518
                                      -------         -------   -------   -------   -------        --------
  Loss from operations..........        (1,470)        (3,841)   (3,446)   (2,419)   (2,496)        (11,253)
  Other income (expense), net...           (24)            (8)      181        (2)      (35)            114
                                      -------         -------   -------   -------   -------        --------
  Net loss......................       $(1,494)       $(3,849)  $(3,265)  $(2,421)  $(2,531)      $ (11,139)
                                      =======         =======   =======   =======   =======        ========
  Pro forma net loss per
    share(1)....................                                $ (0.62)            $ (0.47)
                                                                =======             =======
  Shares used in computing pro
    forma net loss per
    share(1)....................                                  5,295               5,432
                                                                =======             =======

                                                                                      MARCH 31, 1996
                                                                                 -------------------------
                                                                 JUNE 30, 1995    ACTUAL    AS ADJUSTED(2)
                                                                 -------------   --------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents....................................     $   203      $  1,938      $ 16,221
  Working capital (deficit)....................................        (916)         (829)       14,911
  Total assets.................................................       1,841         3,636        17,730
  Capital lease obligations, noncurrent portion................         214           193           193
  Deficit accumulated during the development stage.............      (8,608)      (11,139)      (11,619)
  Stockholders' equity (deficit)...............................         184          (120)       15,620

- ---------------

(1) See Note 1 of Notes to Financial Statements describing the shares used in calculating pro forma net loss per share.

(2) Adjusted to give effect to (i) the receipt of the estimated net proceeds from the sale of 2,300,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $8.00 per share and (ii) the repayment of the $1,937,500 principal amount of promissory notes relating to a bridge financing completed in March 1996 and the corresponding charges to operations of the unamortized debt discount of $291,781 and deferred financing cost of $188,442. Such promissory notes will be repaid out of the proceeds of this offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

     Except as otherwise noted, all information contained in this Prospectus:
(i) assumes the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering; (ii) reflects a 4.43-for-1 reverse stock split of the Company's outstanding Common Stock and Preferred Stock effected in May 1996; (iii) reflects the amendment and restatement of the Company's Certificate of Incorporation completed in May 1996; and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Capitalization" and "Description of Capital Stock."

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

     Avigen(SM) is a service mark of the Company.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby:

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     Gene therapy is a new and rapidly evolving technology. To date, there has been only limited research and development in gene therapy using AAV vectors. The Company is not aware of any gene therapy products which have obtained marketing approval from the United States Food and Drug Administration ("FDA"). Because there is only limited research regarding the safety and efficacy of AAV vectors, the Company believes that clinical trials will proceed more slowly than clinical trials involving traditional drugs and biologics.

     Avigen is at an early stage of development. All of the Company's potential products are in research or early preclinical development. There can be no assurance that the Company's research and development activities will be completed successfully or will support the initiation of clinical trials or that any proposed products will prove to be efficacious or safe. Before obtaining regulatory approval for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the proposed product is safe and efficacious for its intended use. None of the Company's proposed products has been tested in humans. There can be no assurance that the Company will not encounter problems with the clinical trials which will require the Company to delay, suspend or terminate such trials. All of the Company's products in research and development may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. Even if successfully developed, there can be no assurance that any potential products will be cleared for marketing by United States or foreign regulatory authorities or that such products can be manufactured at acceptable cost or that any approved products can be successfully marketed. Products resulting from the Company's research and development efforts, if any, are not expected to be commercially available and revenues from the sale of any such products are not expected for at least the next several years.

HISTORY OF LOSSES; WORKING CAPITAL DEFICIT; ACCUMULATED DEFICIT

     To date, the Company has been engaged in research and development activities and has not generated any revenues from product sales. As of March 31, 1996, the Company had a working capital deficit of $829,000 and an accumulated deficit of $11.1 million. The process of developing the Company's products will require significant research and development, preclinical testing and clinical trials, as well as regulatory approval. These activities, together with the Company's general and administrative expenses, are expected to result in operating losses for the foreseeable future. The Company's ability to achieve profitability is dependent, in part, on its ability to successfully complete development of its proposed products, obtain required regulatory approvals and manufacture and market its products directly or through partners. There can be no assurance that the Company will achieve revenues or profitability in the future.

GOING CONCERN QUALIFICATION IN INDEPENDENT AUDITORS' REPORT

     The report by the Company's independent auditors included in this Prospectus contains an explanatory paragraph regarding the Company's ability to continue as a going concern. Such report states that the Company has incurred cumulative net losses since inception and had a working capital deficit of $916,000 as of June 30, 1995 that raise substantial doubt as of the date of such report about the Company's ability to continue as a going concern. In the opinion of management, existing funding together with the proceeds from this offering will be sufficient to fund the Company's operating expenses and capital requirements for at least the next twelve months.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial additional funding after this offering in order to complete the research and development activities currently contemplated and to commercialize its proposed products. The Company anticipates that its existing capital resources, including the net proceeds of this offering, will be adequate to fund its capital needs for at least the next 12 months. The Company's future capital requirements will depend on many factors, including continued scientific progress in research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities and other factors which may not be within the Company's control.

     The Company intends to seek additional funding through public or private equity or debt financing, when market conditions allow. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders may result. There can be no assurance that the Company will be able to enter into such collaborative or financing arrangements on acceptable terms or at all. Without such additional funding, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NEED FOR ESTABLISHMENT OF CORPORATE PARTNER RELATIONSHIPS

     The Company does not currently have a corporate partner relationship with respect to any of its technologies or potential products. Given the very high cost of funding clinical trials and bringing a proposed product through the governmental approval process to the commercial market, the Company believes that successful development and commercialization of its technologies and products will depend in large part on the establishment of one or more such relationships. There can be no assurance that the Company will be able to establish such relationships on favorable terms, if at all. In addition, the failure to raise needed future capital could put the Company at a disadvantage with respect to negotiating favorable terms with such potential corporate partners.

NEED TO OBTAIN RIGHTS TO PROPRIETARY GENES AND TECHNOLOGY

     A number of the gene sequences or proteins encoded by certain of those sequences that the Company is investigating or may use in its products are or may become patented by others. As a result, the Company may be required to obtain licenses to such gene sequences or proteins or other technology in order to test, use or market such products. For example, in connection with its anemia program, the Company anticipates that it may need to obtain a license to a gene for erythropoietin. There can be no assurance that the Company will be able to obtain such a license on terms favorable to the Company, if at all. In connection with the Company's efforts to obtain rights to such gene sequences or proteins, the Company may find it necessary to convey rights to its technology to others. See "Business -- Patents and Intellectual Property."

     The Company has entered into agreements for the license from third parties of certain technologies related to its gene therapy product development programs. Certain of these license agreements provide for the achievement of development milestones at various times beginning in February 1997. In the event the Company fails to achieve such milestones or to obtain extensions, certain of the license agreements may be terminated by the licensor with relatively short notice to the Company. Termination of any of the Company's license agreements could have a material adverse effect on the Company's business.

     Some of the Company's gene therapy products may require the use of multiple proprietary technologies. Consequently, the Company may be required to make cumulative royalty payments to several third parties. Such cumulative royalties could be commercially prohibitive. While the Company believes the third parties will be motivated to adjust the royalty structure under such circumstances, there can be no assurance that the Company will be able to successfully negotiate such royalty adjustments. See "Business -- Licensing and Research Agreements."

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company's success is dependent on acceptance of its gene therapy products. The Company believes that recommendations by physicians and health care payors will be essential for market acceptance of its gene therapy products. In the past, concerns have arisen regarding the potential safety and efficacy of gene therapy products derived from pathogenic viruses such as retroviruses and adenoviruses. While the Company's proposed gene therapy products are derived from AAV which is a non-pathogenic virus, there can be no assurance that physicians and health care payors will conclude that the technology is safe. In addition, health care payors can indirectly affect the attractiveness of the Company's proposed products by regulating the maximum amount of reimbursement they will provide for such proposed products. There can be no assurance that the Company's products will achieve significant market acceptance among patients, physicians or third party payors, even if necessary regulatory and reimbursement approvals are obtained. Failure to achieve significant market acceptance will have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The production and marketing of the Company's proposed products and its ongoing research and development activities are subject to extensive regulation by governmental authorities in the United States and foreign countries. At the present time, the Company believes that its products will be regulated as biologics by the FDA and comparable foreign regulatory bodies. Gene therapy is, however, a relatively new technology and has not been extensively tested in humans. The regulatory requirements governing gene therapy products are uncertain and are subject to change. No gene therapy products have been approved to date in the United States or any foreign country. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against the Company.

     The Company is currently conducting preclinical studies and is planning clinical trials of its AAV vectors. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and efficacious, typically takes several years or more depending on the type, complexity and novelty of the product, and requires a substantial commitment of resources. The Company may encounter significant delays or excessive costs in its efforts to secure regulatory approvals, particularly because gene therapy is a novel method of treatment and regulatory requirements are evolving and uncertain. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practices regulations. Before commencing clinical trials, the Company must submit to and receive FDA authorization of an investigational new drug application ("IND"). There can be no assurance that submission of an IND would result in FDA authorization to commence clinical trials.

     Clinical trials must meet FDA regulatory requirements for Institutional Review Board ("IRB") oversight and informed consent and good clinical practice regulations. The Company has limited experience in conducting preclinical studies and no experience in conducting clinical trials necessary to obtain regulatory approval. There can be no assurance that those clinical trials can be conducted at preferred sites, sufficient test subjects can be recruited or clinical trials will be started or completed successfully in a timely fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in such trials are being exposed to unacceptable health risks or if it finds deficiencies in the IND or conduct of the investigation. There can be no assurance that the Company will not encounter problems in clinical trials which cause the Company or the FDA to delay, suspend or terminate such trials.

     In addition to the FDA requirements, the National Institutes of Health ("NIH") has established guidelines for research involving recombinant DNA molecules, which are utilized by the Company in its research. These guidelines apply to recombinant DNA research which is conducted at or supported by the NIH. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the NIH must be approved by the NIH's Recombinant DNA Advisory Committee.

     There can be no assurance that any product developed by the Company will prove to be safe and efficacious in clinical trials or will meet all of the applicable regulatory requirements necessary to receive marketing approval. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. If regulatory approval is granted for a product, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials. Furthermore, approval may require ongoing requirements for postmarketing studies. Even if a product is approved for marketing, the product, its manufacturer and its manufacturing facilities are continuously subject to review and periodic inspections. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

     In order to market its products outside of the United States, the Company also must comply with numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country. See "Business -- Government Regulation."

UNCERTAINTY OF PRODUCT PRICING AND THIRD PARTY REIMBURSEMENT

     The business and financial condition of biotechnology companies such as the Company are affected by the efforts of government and third party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government control on pricing. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. While the Company cannot predict whether any legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing its proposed products to the market, there can be no assurance that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

COMPETITION

     The field of gene therapy is new and rapidly evolving and is expected to undergo significant technological change in the future. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is expected to increase. Most of these companies have significantly greater financial resources and expertise than the Company in research and development, preclinical studies and clinical trials, obtaining regulatory approvals, manufacturing, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier product commercialization than the Company.

     The Company is aware that other companies are conducting preclinical studies and clinical trials for viral and non-viral gene therapy products. One of these companies is supporting clinical studies for use of AAV vectors in the treatment of cystic fibrosis.

     Avigen believes the primary competitive factors for success in the gene therapy field will be product efficacy, safety, manufacturing capability, the timing and scope of regulatory approvals, the timing of market introduction, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier product commercialization than the Company. See "Business -- Competition."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY; POSSIBLE CLAIMS OF OTHERS

     To date, the Company has filed a number of patent applications in the United States relating to the Company's technologies. In addition, the Company has acquired exclusive and non-exclusive licenses to certain issued patents and pending patent applications. There is no assurance that patents will issue from these applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect the Company's technologies.

     The patent application process takes several years and entails considerable expense. The failure to obtain patent protection on the technologies underlying the Company's proposed products may have a material adverse effect on the Company's competitive position and business prospects. Important legal issues remain to be resolved as to the scope of patent protection for biotechnology products, and the Company expects that administrative proceedings, litigation or both will be necessary to determine the validity and scope of its and others' biotechnology products. Such proceedings or litigation may require a significant commitment of the Company's resources in the future. If patents can be obtained, there can be no assurance that any such patents will provide the Company with any competitive advantage. For example, there can be no assurance that others will not independently develop similar technologies, others will not duplicate any technology developed by the Company, or any such patent will not be invalidated in litigation. In addition, two of the Company's patent applications are co-owned by co-inventors. Under the terms of agreements with such co-inventors, the Company has an option to obtain an exclusive, worldwide, transferable, royalty-bearing license for such technology, and is currently in discussions with one of the co-inventors to obtain such a license. In the event the Company is unable to negotiate exclusive rights to such co-owned technology, each co-inventor may have rights to independently make, use, offer to sell or sell the patented technology. Commercialization, assignment or licensing of such technology by a co-inventor could have a material adverse effect on the Company's business, financial condition and results of operations.


     There can be no assurance that third parties will not assert patent or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. There may be third-party patents and other intellectual property relevant to the Company's products and technology which are not known to the Company. Although no third party has asserted that the Company is infringing such third party's patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. In addition, to the extent outside collaborators apply technological information developed independently by them or by others to the Company's product development programs or apply Avigen's technologies to other projects, disputes may arise as to the ownership of proprietary rights to such technologies.

     The Company also relies on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its products and technologies. There can be no assurance that these measures will provide meaningful protection of the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property successfully. See "Business -- Patents and Intellectual Property."

LACK OF MANUFACTURING AND SALES AND MARKETING EXPERIENCE

     The Company has no experience in, and currently lacks the resources and capability to, manufacture or market any of its proposed products on a commercial basis. In addition, the Company's proprietary process for manufacturing AAV vectors has not yet implemented the FDA's regulations concerning Current Good Manufacturing Practices ("cGMP"). Initially, the Company anticipates that it will be dependent to a significant extent on collaborative partners or other entities for commercial scale manufacturing of its products. In the event the Company decides to establish a commercial scale manufacturing facility, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such facility. There can be no assurance that the Company will be able to develop adequate commercial manufacturing capabilities either on its own or through third parties. In addition, the

Company does not anticipate establishing its own sales and marketing capabilities in the foreseeable future. There can be no assurance that the Company will be able to develop adequate marketing capabilities either on its own or through third parties. See "Business -- Corporate Partnering Strategy" and "-- Manufacturing."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on certain members of its management and research and development staff. The loss of any of these persons could have a material adverse effect on the Company's business. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. Recruiting and retaining qualified technical and managerial personnel will also be critical to the Company's success. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel who generally are in high demand in the pharmaceutical and biotechnology industries. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business. A majority of the Company's scientific advisors are engaged by the Company on a consulting basis and are employed on a full-time basis by employers other than the Company and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company.

SIGNIFICANT PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

     The manufacture and sale of medical products entail significant risk of product liability claims. The Company currently does not carry product liability insurance although it intends to obtain such coverage prior to commencing clinical trials. There can be no assurance that such coverage will be adequate to protect the Company from any liabilities it might incur in connection with the use or sale of the Company's products. In addition, the Company may require increased product liability coverage as additional products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business and results of operations. The Company must indemnify certain of its licensors against any product liability claims brought against them arising out of products developed by the Company under these licenses. See "Business -- Product Liability and Insurance."

HAZARDOUS MATERIALS

     The Company's research and development efforts involve the use of hazardous materials, chemicals and various radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the storage, use, and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops its own commercial manufacturing facility.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND DELAWARE LAW


     After this offering, the Company's officers, directors and principal stockholders will beneficially own approximately 17.77% of the Company's Common Stock. As a result, such persons may have the ability to effectively control the Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. See "Principal Stockholders" and "Description of Capital Stock."

NO PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active market will develop or be maintained. The initial public offering price will be negotiated between the Company and the Representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information related to the method of determining the initial public offering price. The Company believes that various factors, including announcements of technological innovations or regulatory approvals, results of clinical trials, announcements of new products by the Company or by its competitors, healthcare or reimbursement policy changes by governments or insurance companies, developments in relationships with corporate partners or a change in securities analysts' recommendations, may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of biotechnology and healthcare companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may materially adversely affect the market price of the Company's Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

     The initial public offering price is substantially higher than the book value per share of the Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $5.71 per share. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Sales of substantial amounts of Common Stock in the public market following the offering made hereby could have a material adverse effect on the price of the Common Stock. In addition to the 2,300,000 shares offered hereby, immediately upon completion of this offering, approximately 526,002 shares will be freely tradeable without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended. Beginning 90 days following the date of the offering, 474,487 shares of Common Stock will be eligible for sale in the public market, subject to compliance with Rule 144 or Rule 701. Beginning 180 days after the date of the offering, an additional 2,831,619 shares of Common Stock will become eligible for sale subject to compliance with Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares. In addition, beginning 90 days after the date of the offering, 44,016 shares subject to vested options will be available for sale subject to compliance with Rule 701 and, beginning 180 days after the date of the offering, 323,967 shares, subject to vested options, will be available for sale subject to compliance with Rule 701 upon the expiration of agreements not to sell such shares.


     After the offering, the holders of 3,424,535 shares and warrants to purchase 655,731 shares are entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have a material adverse effect on the market price of the Common Stock. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have a material adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company's predecessor was incorporated in New York in July 1991 under the name "Vestmark, Inc." Avigen, Inc. was incorporated in Delaware in October 1992. In December 1992 Vestmark, Inc., which had no operations, merged with and into Avigen, Inc. pursuant to an Agreement and Plan of Merger, with Avigen, Inc. as the surviving corporation. Unless the context otherwise requires, "Avigen" and the "Company" refer to Avigen, Inc., a Delaware corporation and its predecessor "Vestmark, Inc." The Company's executive offices are located at 1201 Harbor Bay Parkway, #1000, Alameda, California 94502 and its telephone number is (510) 748-7150.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 2,300,000 shares of Common Stock offered hereby are estimated to be $16.2 million ($18.8 million if the over-allotment option is exercised in full) after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by the Company.

     The Company expects to use approximately $2.0 million of the net proceeds from this offering to repay the entire principal amount and accrued interest of the Company's outstanding notes issued in a bridge financing in March 1996. The notes bear interest at the rate of 12% per year until March 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company intends to use approximately $10.0 million of the net proceeds of the offering to fund research and development activities and clinical trials in support of regulatory approvals, approximately $1.0 million for leasehold improvements and capital equipment, and the remainder for working capital and general corporate purposes. In addition, a portion of the proceeds may be used for the acquisition of complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements, nor is it currently engaged in any negotiations with respect to any acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances and cash flow from future operations, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996, (i) the pro forma capitalization of the Company giving effect to the conversion of all outstanding shares of Preferred Stock to Common Stock and (ii) the pro forma capitalization as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of 2,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by the Company, and the application of a portion of the net proceeds therefrom to repay the 1996 Bridge Financing:

                                                                            MARCH 31, 1996
                                                                     ----------------------------
                                                                     PRO FORMA(1)     AS ADJUSTED
                                                                     ------------     -----------
                                                                            (IN THOUSANDS)
Notes payable......................................................    $  1,646        $      --
Capital lease obligations, noncurrent portion......................         193              193
                                                                       --------         --------
Stockholders' equity (deficit):....................................       1,839              193
  Preferred stock, $.001 par value; 5,000,000 shares authorized; no
     shares issued and outstanding, pro forma and as adjusted......          --               --
  Common stock, $.001 par value; 30,000,000 shares authorized;
     4,529,015 shares issued and outstanding, pro forma; 6,829,015
     shares issued and outstanding, as adjusted(2).................           5                7
Additional paid-in capital.........................................      11,152           27,370
Deferred compensation..............................................        (138)            (138)
Deficit accumulated during development stage(3)....................     (11,139)         (11,619)
                                                                       --------         --------
     Total stockholders' equity (deficit)..........................        (120)          15,620
                                                                       --------         --------
          Total capitalization.....................................    $  1,719        $  15,813
                                                                       ========         ========

- ---------------

(1) See Note 10 of Notes to Financial Statements.


(2) Excludes 823,275 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1996 at a weighted average exercise price of $0.51 per share; 257,880 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1996 at exercise prices ranging from $4.87 to $7.80 per share; warrants to purchase 193,750 shares of Common Stock issued in connection with a bridge financing completed in March 1996 (the "1996 Bridge Financing") at an exercise price per share equal to the greater of $0.25 and 80% of the offering price; warrants to purchase 19,375 shares of Common Stock issued to the placement agent in the 1996 Bridge Financing at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the offering price, and warrants to purchase 230,000 shares of Common Stock to be issued to the Representatives at the closing of this offering at an exercise price equal to 120% of the offering price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Capital Stock," "Underwriting" and Notes 5 and 9 of Notes to Financial Statements.


(3) Gives effect to the recognition, upon closing of the Offering, of charges to operations of (i) the unamortized debt discount of $291,781 and (ii) unamortized deferred financing costs of $188,442 relating to the 1996 Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Use of Proceeds," and Note 9 of Notes to Financial Statement.

                                    DILUTION

     As of March 31, 1996, the Company had a pro forma net tangible book value of $(120,000) or $(0.03) per share of Common Stock. Pro forma net tangible book value per share is determined by dividing pro forma tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after March 31, 1996, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $8.00 per share and the application of a portion of the net proceeds therefrom to repay the 1996 Bridge Financing, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $15,620,000 or $2.29 per share. This represents an immediate increase in such pro forma net tangible book value of $2.32 per share to existing stockholders and an immediate dilution of $5.71 per share to new investors. The following table illustrates this per share dilution:

        Assumed initial public offering price per share.............             $8.00
          Pro forma net tangible book value per share before the
             offering...............................................  $(0.03)
          Increase per share attributable to new investors..........    2.32
                                                                      ------
        Pro forma net tangible book value per share after the
          offering..................................................              2.29
                                                                                 -----
        Dilution per share to new investors.........................             $5.71
                                                                                 =====

     The following table summarizes, on a pro forma basis, as of March 31, 1996, the difference between existing stockholders and purchasers of shares in the offering (at an assumed initial public offering price of $8.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                           SHARES PURCHASED        TOTAL CONSIDERATION
                                          -------------------     ---------------------     AVERAGE PRICE
                                           NUMBER     PERCENT       AMOUNT      PERCENT       PER SHARE
                                          ---------   -------     -----------   -------     -------------
Existing stockholders...................  4,529,015     66.3      $10,993,800     37.4          $2.43
New investors...........................  2,300,000     33.7      $18,400,000     62.6          $8.00
                                          ---------    -----       ----------    -----
Total...................................  6,829,015    100.0%     $29,393,800    100.0%
                                          =========    =====       ==========    =====


     The foregoing computations excludes 823,275 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1996, at a weighted average exercise price of $0.51 per share; 257,880 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1996 at exercise prices ranging from $4.87 to $7.80 per share; warrants to purchase 193,750 shares of Common Stock issued in connection with the 1996 Bridge Financing at an exercise price per share equal to the greater of $0.25 and 80% of the offering price; warrants to purchase 19,375 shares of Common Stock issued to the placement agent in the 1996 Bridge Financing at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the offering price; and warrants to purchase 230,000 shares of Common Stock to be issued to the Representatives at the closing of the offering at an exercise price equal to 120% of the offering price. To the extent that options or warrants are exercised and shares of Common Stock are issued, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Capital Stock" and Notes 5 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from October 22, 1992 (inception) to June 30, 1993 and for the years ended June 30, 1994 and 1995 and the balance sheet data at June 30, 1994 and 1995 are derived from, and should be read in conjunction with, the Company's Financial Statements and Notes thereto audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus.(1) The balance sheet data at June 30, 1993 is derived from audited financial statements not included in this Prospectus. The statement of operations data for the nine month periods ended March 31, 1995 and 1996 and for the period from October 22, 1992 (inception) through March 31, 1996 and the balance sheet data at March 31, 1996 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position at, and results of operations for, such periods. The operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or any future period.

                                                                                   NINE MONTHS         PERIOD FROM
                                          PERIOD FROM       YEARS ENDED JUNE          ENDED         OCTOBER 22, 1992
                                       OCTOBER 22, 1992            30,              MARCH 31,          (INCEPTION)
                                      (INCEPTION) THROUGH   -----------------   -----------------        THROUGH
                                         JUNE 30, 1993       1994      1995      1995      1996      MARCH 31, 1996
                                      -------------------   -------   -------   -------   -------   -----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Grant revenue.....................        $    --         $    --   $   178   $    90   $    87       $     265
  Expenses:
     Research and development.......            932           2,558     2,290     1,526     1,875           7,655
     General and administrative.....            538           1,283     1,334       983       708           3,863
                                            -------         -------   -------   -------   -------        --------
     Total expenses.................          1,470           3,841     3,624     2,509     2,583          11,518
                                            -------         -------   -------   -------   -------        --------
  Loss from operations..............         (1,470)         (3,841)   (3,446)   (2,419)   (2,496)        (11,253)
  Other income (expense), net.......            (24)             (8)      181        (2)      (35)            114
                                            -------         -------   -------   -------   -------        --------
  Net loss..........................        $(1,494)        $(3,849)  $(3,265)  $(2,421)  $(2,531)      $ (11,139)
                                            =======         =======   =======   =======   =======        ========
  Pro forma net loss per share(2)...                                  $ (0.62)            $ (0.47)
                                                                      =======             =======
  Shares used in computing pro forma
     net loss per share(2)..........                                    5,295               5,432
                                                                      =======             =======

                                                                   JUNE 30,
                                                        -------------------------------
                                                         1993        1994        1995        MARCH 31, 1996
                                                        -------     -------     -------     -----------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   666     $   244     $   203         $   1,938
Working capital (deficit).............................      199      (1,615)       (916)             (829)
Total assets..........................................    1,920       2,133       1,841             3,636
Capital lease obligations, noncurrent portion.........       --          27         214               193
Deficit accumulated during the development stage......   (1,494)     (5,343)     (8,608)          (11,139)
Stockholders' equity (deficit)........................    1,441         (69)        184              (120)

- ---------------

(1) The report of Ernst & Young LLP, which also appears herein, contains a paragraph that explains the uncertainty as to the ability of the Company to continue as a going concern. See Note 1 of Notes to the Financial Statements. The Company anticipates that its existing capital resources, including the net proceeds of this offering, will be adequate to fund its capital needs for at least the next 12 months.

(2) See Note 1 of Notes to Financial Statements for a description of the shares used in calculating pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Since its inception, the Company has devoted substantially all of its resources to research and development activities. The Company is a development stage company and has not received any revenue from the sale of products. The Company does not anticipate generating revenue from the sale of products in the foreseeable future. The Company expects its source of revenue, if any, for the next several years to consist of government grants and payments under collaborative arrangements. The Company has incurred losses since its inception and expects to incur substantial losses over the next several years due to ongoing and planned research and development efforts, including preclinical studies and clinical trials. At March 31, 1996, the Company had an accumulated deficit of $11.1 million.

     This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

RESULTS OF OPERATIONS

  PERIOD FROM OCTOBER 22, 1992 (INCEPTION) THROUGH JUNE 30, 1993, AND YEARS ENDED JUNE 30, 1994, AND 1995

     Grant revenue increased from zero for the period ended June 30, 1993 and the year ended June 30, 1994 to $178,000 for the year ended June 30, 1995. Grant revenue for 1995 consisted of reimbursements under a NIH grant. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

     The Company's research and development expenses increased from $932,000 for the period ended June 30, 1993, to $2.6 million for the year ended June 30, 1994, and decreased to $2.3 million for the year ended June 30, 1995. The increase from fiscal 1993 to fiscal 1994 is attributable to the commencement of research studies and activities to expanded research and development, including the initial purchase of supplies and payments under licensing arrangements. The decrease from fiscal 1994 to fiscal 1995 was due primarily to the concentration of costs associated with startup in 1994. The Company expects research and development spending to increase significantly over the next several years as the Company expands research and product development efforts.

     General and administrative expenses increased from $538,000 for the period ended June 30, 1993, to $1.3 million for the year ended June 30, 1994, and remained constant at $1.3 million for the year ended June 30, 1995. The increase from fiscal 1993 to fiscal 1994 was primarily due to increases in personnel and support costs, legal expenses, and business development activities. General and administrative expenses are expected to continue to increase as the level of the Company's activities increases but to decrease as a percentage of total expenses.

  NINE MONTHS ENDED MARCH 31, 1995, AND MARCH 31, 1996

     Grant revenue was $90,000 for the nine months ended March 31, 1995 and $87,000 for the nine months ended March 31, 1996. For both periods grant revenue consisted of reimbursements under a NIH grant.

     Research and development expenses increased from $1.5 million for the nine months ended March 31, 1995 to $1.9 million for the nine months ended March 31, 1996 primarily due to expansion of research and development activities.

     General and administrative expenses decreased from $983,000 for the nine months ended March 31, 1995, to $708,000 for the nine months ended March 31, 1996. The decrease was primarily due to lower personnel and support costs and the write-off in 1994 of unamortized organization costs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through private placements of Common Stock and Preferred Stock and the 1996 Bridge Financing which was completed on March 29, 1996. Through March 31, 1996, the Company had raised approximately $11.0 million, net of financing costs, from the sale of Common Stock and Preferred Stock and $1.9 million from the 1996 Bridge Financing.

     At March 31, 1996, the Company had cash and cash equivalents of approximately $1.9 million. In March 1996, the Company completed the 1996 Bridge Financing in which the Company issued $1,937,500 principal amount of promissory notes (the "Notes") and warrants to purchase 193,750 shares of Common Stock at an exercise price per share equal to the greater of $0.25 per share and 80% of the offering price. The Notes accrue interest at the rate of 12% per year until March 1997 and are due and payable upon the earlier of ten days following the closing of this offering or other equity financing with gross proceeds to the Company exceeding $2,500,000 or March 1997. If the amounts due under the Notes are not paid by the maturity date, 10% of the original principal amount of the Notes become convertible into shares of Common Stock at a price of $0.04 per share. In addition, in the event of any default under the Notes the remaining balance continues to accrue interest at the rate of 18% per year. In connection with the 1996 Bridge Financing, the Company agreed to pay the placement agent a commission equal to 10% of the gross proceeds and warrants to purchase 19,375 shares of Common Stock at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the offering price. The Company intends to use a portion of the net proceeds of this offering to repay the entire principal amount of the Notes, plus accrued interest. The warrants expire in March 2001. The warrants were assigned a value of $300,000. This amount is reflected as a discount on the Notes and will be accreted as additional financing (interest) expense over the term of the Notes. The Company will incur, during the quarter in which the anticipated offering is completed and the Notes are repaid, a non-recurring charge representing the unamortized portion of the $300,000 Notes discount and the $193,750 of deferred financing costs relating to these Notes. (See Note 9 of notes to financial statements.)

     The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct the research and development activities and preclinical studies and clinical testing of its potential products and to market any products that are developed. To the extent the Company decides to expand its existing facilities, the Company would require substantial additional capital. The Company's cash requirements may vary materially from those now planned because of the results of research, development and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements and the purchase of additional capital equipment.

     The Company believes that the net proceeds from this offering, together with available cash and cash equivalents and short-term investments, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. See "Use of Proceeds." The Company will be required to seek additional funds through public or private financings or collaborative arrangements with corporate partners. Issuances of additional equity securities could result in substantial dilution to stockholders. There can be no assurance that additional funding will be available on terms acceptable to the Company, if at all. The failure to fund its capital requirements would have a material adverse effect on the Company's business. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                                    BUSINESS

     Avigen is a leader in the development of gene therapy products derived from adeno-associated virus ("AAV") for the treatment of inherited and acquired diseases. The Company's proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body. The Company is developing two broad-based proprietary gene delivery technologies: AAV vectors and the Targeted Vector Integration ("TVI") system. The Company believes AAV vectors can be used to deliver genes for the treatment of brain, liver and prostate cancer, anemia, hemophilia, hyperlipidemia and metabolic storage diseases. The Company also believes its TVI system will allow it to pursue more effective treatments for blood cell-related diseases, including sickle cell anemia, beta-thalassemia and human immunodeficiency virus ("HIV") infection.

     AAV Vectors. The Company's gene therapy products are based on gene delivery systems called vectors. AAV vectors are derived from AAV, a common non-pathogenic human virus, and take advantage of the natural efficiency with which viruses deliver genes to cells. To produce an AAV vector, the virus is modified by removing the viral genes and replacing them with genes for therapeutic proteins. The Company believes that AAV vectors combine desirable properties of viral and non-viral vectors and may offer several potential advantages over other gene therapy vectors. These advantages include efficient delivery of genes to both dividing and non-dividing target cells, absence of viral genes that may be responsible for causing an undesirable immune response, in vivo administration to patients, higher levels of gene expression and improved stability allowing AAV vectors to be stored and handled like more traditional pharmaceutical products. Due to the complex replication cycle of the natural virus, AAV vectors have been difficult to produce. Avigen believes that its proprietary manufacturing process will simplify manufacturing and purification and achieve increased yield of high purity AAV vectors.

     In spite of the potential advantages, the use of AAV vectors for gene therapy also presents potential disadvantages. Since the genome of the natural AAV virus is relatively small, the amount of the genetic material that can be included in an AAV vector is limited. Therefore, large genes cannot be delivered by AAV vectors. In addition, in vivo administration of AAV vectors may result in the production of antibodies which may limit the effectiveness of repeat dosing of these vectors. Furthermore, direct administration of AAV vectors may result in their distribution to inappropriate tissues.

     TVI System. The Company's proprietary TVI system utilizes components of AAV to integrate large segments of DNA at a specific location on human chromosome
19. There are 23 pairs of chromosomes in human cells. Integration is essential for certain gene therapy applications where the genes must be passed on to the progeny of the cell. The Company believes gene therapy vectors that integrate at a specific site, such as the site on chromosome 19 where the non-pathogenic AAV normally integrates, will have an increased safety profile relative to vectors that integrate randomly. The Company also believes that the ability to integrate large segments of DNA could lead to gene therapy applications involving the delivery of multiple genes or requiring precise or controllable gene regulation.

     Product Development. Based on encouraging results in animal models, the Company has initiated two preclinical development programs using AAV vectors for the treatment of brain tumors and anemia. Additionally, the Company has a number of research programs and collaborations intended to generate product development candidates for liver and prostate cancer, hemophilia, hyperlipidemia, metabolic storage diseases, hemoglobin disorders and HIV infection. Avigen believes that the number of potential applications for gene therapy will increase significantly as advances are made in the area of genomics. These advances are enabling scientists to link diseases to specific gene defects. As more genes are discovered, the need for improved gene delivery technologies is expected to increase. With the identification of new disease-related genes, the Company believes that its AAV vectors and its TVI system will provide it with significant opportunities for new gene therapy products.

     Corporate Partnering Opportunities. The Company is actively seeking to develop long-term strategic collaborations with pharmaceutical companies that can provide funding for research and development activities and clinical trials as well as access to complementary technologies, including gene sequences. The

Company believes that its broad-based proprietary gene delivery technologies can be used to deliver a number of different genes, giving rise to multiple product and corporate partnering opportunities.

GENE THERAPY BACKGROUND

     Gene therapy is an approach to the treatment of inherited and acquired diseases whereby genes are delivered into patients' cells in order to direct the cells to produce therapeutic proteins. Genes are regions of DNA that contain the instructions that direct cells to produce proteins, one of the basic building blocks of all cells. Each cell in the body has the ability to produce proteins necessary for cellular structure, growth and function. The process that results in protein production by the cell is known as gene expression. By directing the cells to produce proteins, gene therapy offers the opportunity to correct defects or diseases at the molecular level.

     All gene therapy approaches contain three key components: (i) the vector,
(ii) the gene cassette, and (iii) the target cell. See Figure 1. The vector is the vehicle used to deliver the gene cassette to target cells. The gene cassette is the segment of DNA containing the gene for the therapeutic protein and the necessary control elements. The vector containing the gene cassette is delivered to the target cell capable of producing the therapeutic protein.

Figure 1.       [A graphic representation of vectors, gene cassettes, and target cells appear here.]

     Vectors. One of the most critical factors for the success of gene therapy products is the development of vectors that can practically, efficiently and safely deliver genes into cells. The process of gene transfer may be accomplished in vivo (by administering the vector directly to patients) or ex vivo (by removing patients' cells and combining them with vector). Viral vectors are derived from naturally occurring viruses. Non-viral vectors are produced by standard recombinant DNA techniques.

     Viral vectors take advantage of the natural efficiency with which viruses transport their own genetic information into cells. Viral vectors are constructed by removing some or all of the viral genes and replacing them with a gene cassette. Viral vectors have been the most extensively studied method of gene delivery, and most gene therapy applications currently undergoing clinical evaluation involve the use of viral vectors. However, viral vectors currently under clinical investigation have limitations which may affect their safety or efficacy. Viral vectors based on retroviruses ("retroviral vectors"), for example, require that target cells be dividing or multiplying to achieve gene delivery. Because most target cells in the body are not dividing or divide very slowly and because retroviruses become rapidly inactivated in the blood, most clinical applications currently under evaluation employing retroviral vectors involve a complex and expensive procedure whereby patient cells are removed and the gene is delivered to these cells ex vivo.

     Another type of viral vector is derived from adenovirus. Adenoviral vectors are capable of efficiently delivering genes to several dividing and non-dividing cell types. However, adenoviral vectors contain and express genes from the naturally occurring virus, and as a result, the body's immune system is triggered following their administration. This immune response is believed to limit the length of time that gene expression can be maintained in the target cell.

     Additional safety issues have been raised by the use of retroviral and adenoviral vectors since both vectors are derived from pathogenic viruses. During the manufacture of these vectors, there is a possibility of generating a small amount of the natural virus. Although considered a low risk, such a possibility necessitates additional costly product testing. In addition, retroviral vectors randomly integrate the gene cassette into the target cell. Any gene therapy approach that involves the random integration of genetic material into the target cell's DNA could, theoretically, cause the activation of another gene involved in the development of cancer or the inactivation of a beneficial gene. It is generally believed that such events would be rare.

     Non-viral vectors are produced by standard recombinant DNA techniques and are delivered to target cells either unmodified ("naked DNA") or combined with lipids (e.g., liposomes) or proteins designed to facilitate the entry of DNA into the cells. Because they have no components derived from viruses, they are perceived to be safer. In addition, non-viral vectors are capable of delivering large segments of DNA to target cells. However, non-viral vectors are relatively inefficient at delivering genes to cells, and in general, have resulted in temporary or low levels of gene expression in target cells.

     In contrast to retroviral and adenoviral vectors, AAV vectors are derived from a non-pathogenic human virus to which the majority of the population has been exposed. In spite of its name, AAV is genetically unrelated to adenovirus. AAV, as it exists in nature, can only reproduce in the presence of another virus. AAV vectors are derived from AAV by removing all of the viral genes and replacing them with an appropriate gene cassette. The Company believes that AAV vectors offer several potential advantages over other viral and non-viral vectors. These advantages include efficient delivery of genes to both dividing and non-dividing target cells, absence of viral genes that may be responsible for causing an undesirable immune response, in vivo administration to patients, higher levels of gene expression and improved stability allowing AAV vectors to be manufactured, stored and handled like more traditional pharmaceutical products. The Company believes that AAV vectors combine the desired properties of viral and non-viral vectors and may offer a safer and more practical alternative to the other gene therapy vectors. Two clinical trials evaluating AAV vectors manufactured by another company for the treatment of cystic fibrosis are currently being conducted.

     Gene Cassette. Packaged inside a gene therapy vector is the gene cassette, containing the gene for a desired therapeutic protein and the control elements which direct protein production by the cell. The design of the gene cassette depends on the therapeutic application. The gene may be a naturally occurring gene for a therapeutic protein (e.g., erythropoietin or factor VIII), one that sensitizes cancer cells to chemotherapy (a "suicide gene") or a man-made gene with novel anti-viral properties. The control elements that regulate expression of the delivered genes are equally important in the success of gene therapy products. Certain control elements permit gene expression in many cell types while other cell-specific control elements direct expression only in a particular type of cell. The Company believes that inclusion of the cell-specific control elements in a gene therapy vector may increase safety in certain gene therapy applications by limiting gene expression to a desired organ or tissue.

     Target Cells. The three major types of cell targets for gene therapy are differentiated cells, cancer cells and stem cells. Differentiated cells constitute the majority of cells in the body, including cells in muscle, heart, skin, brain and liver. The Company's research has demonstrated that AAV vectors are well-suited for gene delivery to specific differentiated cell types. These cell types have limited, if any, capacity to divide or multiply. To be effective in clinical applications involving differentiated cells, a gene therapy vector must be capable of efficiently delivering genes to a sufficiently large number of non-dividing cells to produce appropriate levels of the therapeutic protein. Similarly, for cancer cells, an effective gene therapy vector must be able to efficiently deliver genes to a significant number of cells within a tumor. The Company believes that AAV vectors may be useful for the treatment of several cancer types. Stem cells are cells that give rise to differentiated cells. Bone marrow stem cells, which give rise to the mature red and white cells in the blood, are the most extensively studied stem cell target for gene therapy. To be effective for gene therapy applications involving stem cells, a gene therapy vector must be capable of integrating or inserting its gene cassette into the genome of the stem cell. Therefore, as the stem cells multiply and divide, the gene cassette will be passed on to subsequent generations of cells. The Company believes the shortcomings of current gene therapy approaches limit their applications to stem cells, and is developing its TVI system to address these needs.

AVIGEN TECHNOLOGY

  AAV VECTORS

     AAV vectors are emerging as a promising gene delivery system because they combine the efficiency with which viral vectors deliver their DNA to cells with a potential safety profile closer to that of non-viral vectors. A major limitation in the development of clinical applications for AAV vectors has been the lack of an efficient production method. Current methods, in general, result in low yields of AAV vectors and require the input of an infectious virus, most commonly adenovirus, to initiate vector replication. The Company has developed a proprietary manufacturing process which allows for the more efficient production of larger quantities of AAV vectors and does not require the use of an infectious virus, thereby eliminating some potentially harmful contaminants. The Company believes that its process will simplify manufacturing and purification of AAV vectors for clinical trials. In addition, the Company believes that its proprietary process will result in a product that will be safer and, as a result, more commercially viable than AAV vectors produced by commonly employed methods.

Figure 2.       [A graphic representation of the elements of AAV vectors appears here.]

     AAV, as it occurs in nature, has a single-stranded DNA genome which is encased in a protein coat. The AAV genome consists of three elements. See Figure 2a. The first is the "rep" gene which directs production of the proteins that enable the virus to replicate its genome and integrate into a specific site on human chromosome 19. The second is the "cap" gene which directs production of the protein coat. These two viral genes are bound by two short identical stretches of DNA called inverted terminal repeats ("ITRs") that are also required for integration and genome replication. In addition, the ITRs contain the instructions for insertion of the viral genome into the protein coat. AAV vectors are derived from the naturally occurring virus by recombinant DNA techniques. The viral genome extracted from the virus is "cloned" into a plasmid to facilitate its modification. The viral rep and cap genes are then removed, and a gene cassette is inserted in their place between the viral ITRs. See Figure 2b. In order to produce AAV vectors, the resulting "vector plasmid" is introduced into "packaging cells" in tissue culture along with a "helper plasmid" containing the rep and cap genes. Previous methods for AAV vector production also required infection of the packaging cells with a "helper virus," most typically adenovirus, in order to trigger AAV vector production by these cells. The Company's proprietary manufacturing process eliminates the need for a helper virus. This eliminates the risk of adenovirus contamination of the final product, rather than depending on the inactivation of the virus during the manufacturing process. The Company's manufacturing process also results in substantially increased yield of AAV vector. The result of this effort is a versatile method suitable for the production of high grade and high titer AAV vector preparations that the Company is currently using to support its preclinical studies and research. The Company is in the process of scaling up this process in anticipation of clinical trials and believes that it can be readily adapted to the FDA's current Good Manufacturing Practice regulations ("cGMP").

  TARGET VECTOR INTEGRATION (TVI) SYSTEM

     The Company's proprietary TVI system utilizes components of AAV to integrate large segments of DNA at a specific location on human chromosome 19. See Figure 3. Integration is essential for gene therapy applications where the gene cassette is delivered to a cell which is capable of multiplying and dividing and where the gene cassette must be passed on to the progeny of the cell. In addition, the ability to target integration of a gene cassette to a specific site on a chromosome may increase the predictability of therapeutic protein production and the product safety profile. Delivering large segments of DNA is important for gene therapy applications that require the delivery of several genes or regulatory elements too large to be accommodated in the current generation of gene therapy vectors.

     The Company's TVI system utilizes the AAV ITR and Rep proteins to achieve site-specific integration of DNA segments. The Company believes that no current gene therapy vectors are capable of achieving site-specific integration. Avigen scientists have demonstrated that large segments of DNA attached to an AAV ITR can be targeted for integration into human chromosome 19 in the presence of Rep proteins; however, these results have not been independently verified.

     Development of TVI technology is at an early stage and several issues remain to be addressed. The Company is currently developing methods to incorporate TVI into novel gene therapy vectors for the delivery of genes into target cells. Because several genes and control elements could be incorporated into a single gene therapy vector, the Company believes gene therapy applications could be developed involving precise gene regulation or complex control systems, such as gene activation with orally active drugs (so-called "gene switches"). Initially, the Company is focusing on developing TVI vectors to deliver genes to bone marrow stem cells for the treatment of hemoglobinopathies (sickle cell anemia and beta-thalassemia) and Acquired Immune Deficiency Syndrome ("AIDS").



        Figure 3.  [A graphic representation of the Company's TVI system appears here.]

PRODUCT DEVELOPMENT PROGRAMS

     The Company has selected its product development programs based on experimental data that demonstrate the feasibility of gene delivery to specific target cells. The Company believes that its technologies may be used with several different genes, giving rise to multiple product and corporate partnering opportunities. Avigen believes that further advances in genomics, including the sequencing, mapping and identification of genes linked to diseases, may offer other product opportunities. The following table summarizes the Company's current product development programs:
- --------------------------------------------------------------------------------

                     AAV VECTOR-BASED GENE THERAPY PROGRAMS

- --------------------------------------------------------------------------------------------
 PROGRAM                INDICATION              TARGET CELL             STATUS(1)
 Cancer                 Brain Tumors            Tumor                   Preclinical
                        Hepatocellular          Tumor                   Research
                        Carcinoma
                        Prostate Cancer         Tumor                   Research
 Blood Diseases         Anemia(2)               Muscle                  Preclinical
                        Hemophilia              Muscle/Liver            Research
 Metabolic Diseases     Hyperlipidemia          Muscle                  Research
                        Storage Diseases        Muscle                  Research
- --------------------------------------------------------------------------------------------
TVI-BASED GENE THERAPY PROGRAMS
- --------------------------------------------------------------------------------------------
 PROGRAM                INDICATION              TARGET CELL             STATUS(1)
 Blood Diseases         Anemia(3)               Bone Marrow Stem        Research
                                                Cells
 Infectious Diseases    HIV                     Bone Marrow Stem        Research
                                                Cells
- --------------------------------------------------------------------------------------------

(1) "Research" indicates activities related to designing, constructing and testing vectors in specific target cell types in order to evaluate gene expression. "Preclinical" indicates in vitro and animal studies to evaluate efficacy, pharmacology and toxicology.

(2) Includes programs utilizing delivery of an erythropoietin gene for the treatment of renal failure, sickle cell anemia and beta-thalassemia.

(3) Includes programs utilizing delivery of a hemoglobin gene for the treatment of sickle cell anemia and beta-thalassemia.

  CANCER

     Avigen has focused on the treatment of cancer as one of its earliest applications of AAV gene therapy. Cancer is currently the second-leading cause of death in the United States with 1.2 million cases diagnosed each year and more than 500,000 deaths annually. Greater than 2.3 million cases are diagnosed each year worldwide. Conventional strategies for treatment of cancer include surgery, radiation therapy and chemotherapy. Potential gene therapy strategies for cancer include the delivery of genes to tumor cells which increase the susceptibility of these cells to the cytotoxic effect of drugs ("suicide gene therapy"), the delivery of genes to tumor cells to enhance their destruction by the body's immune system ("immunotherapy") and the delivery of genes to tumor cells that directly promote cell death. The Company is in the process of developing AAV vectors to treat solid tumors in the brain, liver and prostate.

     Brain Tumors. Primary brain tumors represent a significant health problem with an incidence estimated to be approximately 18,000 new cases in 1996 in the United States. Glioblastoma multiforme ("GBM"), a type of brain tumor, represents 20-30% of all such tumors. Patients with GBM have a particularly grim prognosis, with a median survival rate of approximately ten months after surgery and high-dose radiation.

Systemically administered chemotherapy has not significantly increased either survival or quality of life. After recurrence of GBM, the median survival rate is approximately nine months even with treatment.

     In collaboration with investigators in the Department of Neurosurgery at Nagoya University, Japan, the Company has demonstrated the efficacy of AAV vector-based gene therapy for GBM in an experimental animal model. For this initial study, the Company designed and produced an AAV vector containing the gene for the enzyme, thymidine kinase ("TK"). When expressed in dividing cells such as tumor cells, the TK gene renders these cells sensitive to the toxic effect of the FDA-approved antiviral drug, ganciclovir ("GCV"). TK converts the relatively non-toxic GCV into by-product which is toxic to the dividing tumor cells. Following a single injection of an AAV-TK vector into brain tumors arising from human glioma cells implanted in the brains of mice, a significant reduction in tumor size was observed in all animals that also received GCV. In addition, there was evidence of a "bystander effect" whereby tumor cells that did not receive the TK gene but that were in contact with cells that did were also killed. The Company believes that the bystander effect significantly contributes to the efficacy of this therapeutic strategy.

     The Company believes that this approach offers the potential for increased efficacy and decreased toxicity as compared to the systemic administration of chemotherapeutic agents. The AAV vector can be injected directly into the tumor or applied to the surgical field following removal of the tumor. In addition, the toxic by-product of GCV only kills dividing cells, sparing the surrounding non-dividing brain cells, and is produced only in response to the systemic administration of GCV. Therefore, the Company believes that potential side effects can be reduced or eliminated by controlling the administration of GCV.

     Clinical trials are currently being performed by investigators at several academic institutions in collaboration with another gene therapy company to evaluate suicide gene therapy using retroviral vectors to deliver the TK gene. However, since retroviral vectors generally are ineffective when administered directly into the body, these protocols involve the delivery of mouse cells that produce the retroviral vectors into the brains of patients. The Company believes that its AAV vector approach offers a safer and potentially more effective alternative with greater potential for commercialization.

     The Company is also investigating the utility of combining the suicide gene strategy with immunotherapy. The Company through its collaborators at Nagoya University has demonstrated that AAV vectors can be used to deliver and achieve the simultaneous expression of both the TK gene and an immunostimulatory lymphokine gene in tumor cells in vitro. The Company's collaborators are currently evaluating the effects of using AAV vectors to deliver the genes for immunostimulatory factors to mice with experimentally-induced brain tumors. The Company believes that this combined approach may increase the efficacy and the potential utility of AAV vectors for the treatment of brain tumors.

     Hepatocellular Carcinoma. Hepatocellular carcinoma, or liver cancer, is among the most common form of cancer worldwide. Based on industry sources, the Company believes that there are over 10,000 new cases of liver cancer in the United States each year. Current therapeutic modalities include surgical resection, regional chemotherapy or tumor embolization. Long-term survival rates are poor.

     An Avigen collaborator and scientific advisor at the University of California, San Francisco ("UCSF") has demonstrated that AAV vectors can deliver the TK gene to human hepatoma cells in tissue culture and sensitize them to the toxic effects of GCV. In addition, those studies employed a hepatoma-specific promoter which restricted expression of the TK gene to hepatoma cells. This collaborator is currently evaluating the efficacy of the Company's AAV-TK vectors in animal models of hepatoma. As part of this collaboration, the Company has also constructed and produced an AAV vector containing both the TK gene and the gene for the immunostimulatory lymphokine, interleukin-2 ("IL-2"), under control of the hepatoma-specific promoter. It is believed that the inclusion of IL-2 may increase the effectiveness of this approach by initiating a systemic immune response to the tumor. Residual tumor can then be eliminated by the administration of GCV.

     Prostate Cancer. Prostate cancer is the most common cancer among American men and is second only to lung cancer as a cause of male cancer deaths. The American Cancer Society has estimated that there will be 300,000 cases diagnosed in the United States in 1996 and 40,000 deaths. Currently, prostate cancer is responsible for about 3% of all deaths in men over 55 years of age. Because the incidence of prostate cancer increases more rapidly with age than any other form of cancer and the average age of American men is rising, the number of United States patients with prostate cancer is expected to rise steadily over the next decade.

     Present therapy for prostate cancer depends on the stage or extent of disease at the time of diagnosis. Until recently, the diagnosis of prostate cancer was generally made by the detection of a nodule or mass on routine rectal examination or during evaluation for difficulty with urination. The development of sensitive blood tests to detect prostate cancer and the utilization of sonogram detection systems have increased the diagnosis of prostate cancer, particularly in individuals with early stage disease. Approximately 50% of patients are diagnosed when the disease is still localized to the prostate. Such patients generally have the option of surgical removal of the prostate or externally applied radiation therapy. Although either of these treatment options results in long-term survival rates equal to or approaching age-matched individuals without prostate cancer, these costly procedures may result in significant treatment-related side effects, including impotence, urinary incontinence and even death. Some clinicians recommend no treatment in older patients because of the morbidity and cost.

     The Company is pursuing gene therapy as a treatment for early stage prostate cancer. The Company's AAV vectors are well suited for treatment of prostate cancer because prostate tumor cells divide extremely slowly and tumors are frequently localized to a particular site. In addition, prostate tumors can be easily accessed by direct injection.

     In collaboration with investigators at Baylor College of Medicine, the Company is evaluating the use of AAV vectors for the treatment of prostate cancer. These investigators have demonstrated that following injection of an AAV vector containing a "marker" gene directly into the prostate in mice, expression of the marker protein is observed within the prostate epithelium. Recently, they have also developed a model of prostate cancer in mice. Currently, these investigators are evaluating the antitumor effects of direct injection of an AAV vector containing the TK and IL-2 genes into these tumors. They are also developing other strategies using AAV vectors containing tumor suppressor genes. These vectors will incorporate a prostate-specific promoter designed to limit gene expression to the prostate cells.

  Blood Diseases

     Anemia. Anemia results from a variety of inherited and acquired conditions resulting in a reduction of the number of red blood cells and hemoglobin, the red blood cell protein that carries oxygen. In the case of sickle cell anemia and beta-thalassemia, two inherited diseases, anemia results from the production of inadequate or abnormal hemoglobin molecules. In acquired cases such as renal failure, AIDS or as the result of the administration of chemotherapy for cancer, anemia is generally due to the inadequate production of red blood cells.

     Erythropoietin ("EPO") is the protein produced by the kidney that stimulates cells in the bone marrow to produce red blood cells and is involved in the production of hemoglobin. Recombinant human EPO, a drug first developed by Amgen, Inc., is administered several times a week by injection for the treatment of anemia secondary to renal failure, AIDS or chemotherapy. Currently, there are approximately 140,000 renal failure patients receiving dialysis in the United States and an equivalent number in Europe. It is estimated that about 85,000 renal failure patients receiving dialysis are presently receiving EPO worldwide. In addition, it is estimated that approximately 50,000 AIDS patients are also currently being treated with EPO. The incidence of anemia in the approximately 1 million cancer patients in the United States is estimated at 14%, providing a potential additional 140,000 patients who also may be candidates for EPO therapy.

     There are an estimated 60,000 patients with sickle cell anemia in the United States. The Company believes that there are approximately 8,000 to 10,000 cases of beta-thalassemia in the United States. Currently, there is no effective and widely available therapy for beta-thalassemia and sickle cell anemia. Studies in animals and clinical trials in a small number of patients suggest that administration of large doses of EPO, either alone or in combination with other agents, in certain individuals with beta thalassemia and sickle cell anemia can increase the production of functional hemoglobin molecules and perhaps ameliorate the symptoms of disease.

     Avigen scientists have demonstrated that biologically active levels of EPO can be achieved in mice following a single intramuscular administration of an AAV vector containing a gene for human EPO. Mice treated in this study showed a dose-dependent increase in the amount of EPO in their serum and a proportional increase in red blood cells. In this ongoing study, increased EPO levels and red blood cell production have persisted undiminished for greater than five months. The results of this study have not been independently verified. Preclinical studies are currently planned to evaluate the efficacy of intramuscularly administered AAV vectors containing the EPO gene in animal models of renal failure and beta-thalassemia.

     The Company is also developing a separate approach for the treatment of sickle cell anemia and beta-thalassemia by delivering normal hemoglobin genes to patients' defective bone marrow stem cells using TVI technology. Company scientists are developing vectors to deliver large regions of the hemoglobin gene "locus," containing the hemoglobin gene and the surrounding control regions, for integration into human chromosome 19. All current applications for treating bone marrow cells involve removing cells from the body. The Company believes that potential treatments arising from this work will involve exposure of patients' bone marrow stem cells ex vivo employing currently available clinical procedures. The Company has entered into a collaboration with Children's Hospital Los Angeles and Children's Hospital Oakland Research Institute to develop an animal model for sickle cell anemia which will be useful for testing vectors which incorporate the TVI system for the treatment of this disease.

     Hemophilia. Hemophilia is a hereditary disorder characterized by the decrease or absence of clotting factor activity in the plasma. The most common forms are caused by a defect or deficiency in protein coagulation factor VIII ("hemophilia A") or factor IX ("hemophilia B"). Approximately 10,000 individuals, mostly male, were treated for hemophilia A and about 2,800 individuals were treated for hemophilia B in the United States in 1994. Worldwide, there are about 80,000 hemophiliacs. Patients with either disease experience acute and often life-threatening bleeding episodes and can also suffer joint deformities from repeated bleeding into joints. Depending on the severity of disease, treatment consists of either intermittent or chronic administration of clotting factor which has either been purified from plasma or, more recently, is in the form of a recombinant DNA-derived protein. Transmissions of viral agents have been significantly reduced with the increased use of highly purified or recombinant clotting factors.

     The Company believes that AAV vectors may be useful to deliver the genes for factor VIII or factor IX and achieve long-term expression in vivo. The Company intends to initiate collaborations to evaluate the use of AAV vectors to deliver the gene for factor VIII to muscle or liver in animals. In addition, the Company intends to initiate parallel animal studies to evaluate the use of AAV vectors to deliver the gene for factor IX.

  Metabolic Diseases

     Hyperlipidemia. Disorders of lipid metabolism contribute to a number of common human diseases. Hyperlipidemia, characterized by elevation of cholesterol or triglycerides in the blood, is a risk factor for atherosclerosis which leads to heart attacks, strokes and peripheral vascular disease. Elevation of triglycerides ("hypertriglyceridemia") often accompanies diabetes and may contribute to the acceleration of atherosclerosis observed in that patient population. In addition, high triglyceride levels, resulting from an underlying genetic disease, can also lead to life-threatening pancreatitis, which is frequently unresponsive to current therapies.

     Treatment of elevated lipids has been shown to decrease the risk of atherosclerosis. There is evidence that elevated triglycerides, particularly in combination with low HDL cholesterol ("good cholesterol") in the blood is a substantial risk factor associated with coronary artery disease. While dietary control and exercise are important methods to treat high cholesterol, many individuals do not achieve adequate results with these conservative measures. Drug therapy for high cholesterol has been successful at reducing the complications of atherosclerosis. Although drugs to lower blood triglycerides are widely available, medical management of this condition is often problematic and treatment regimens are often poorly tolerated by patients. The lack of a uniformly effective therapy for hypertriglyceridemia provides a rationale for development of novel, alternative treatments, including gene therapy.

     Deficiency of the enzyme lipoprotein lipase ("LPL") is believed to be common in patients with hypertriglyceridemia, and there may be a correlation between decreased expression of LPL, which is normally produced in the muscle and fat, and hypertriglyceridemia. Based on the Company's research demonstrating that AAV vectors efficiently deliver genes to muscle resulting in sustained protein production, the Company is working with a collaborator who intends to conduct studies in animals to evaluate the effectiveness of delivering an AAV vector containing the LPL gene to muscle to lower triglyceride levels.

     Storage diseases. Storage diseases are a diverse set of inherited disorders characterized by a deficiency of one of several proteins that are necessary for the function of cellular lysosomes. Lysosomes are the compartments in all cells that process macromolecules as a part of normal turnover and tissue remodeling. Storage diseases are characterized by abnormal cell function and cell death resulting in a variety of clinical manifestations such as progressive neurologic dysfunction, including mental retardation, enlarged organs or skeletal abnormalities. Gaucher's disease and Tay-Sachs disease are two of the more well-known examples of this class of disease.

     Based on the finding that long-term production of therapeutic proteins can be obtained following the intramuscular injection of an AAV vector containing the relevant gene, the Company has entered into two collaborations to evaluate this approach for the treatment of storage diseases. In collaboration with investigators at The Johns Hopkins School of Medicine, the Company is initiating studies to evaluate gene therapy for the treatment of Pompe's disease. This disease, caused by deficient production of the enzyme, acid maltase, leads to lethal skeletal and cardiac abnormalities in affected individuals. These investigators intend to determine whether, following the intramuscular administration of an AAV vector containing the acid maltase gene, the muscle will produce a sufficient amount of this enzyme to reverse or prevent the manifestations of this disease. In collaboration with an investigator at Childrens Hospital Los Angeles, the Company is currently evaluating a similar approach for the treatment of deficiency of the enzyme alpha-iduronidase (Hurler's disease). Although these conditions are rare, there is currently no available treatment for these devastating diseases. In addition, the Company believes that research on such conditions will benefit the Company's product development efforts because the clinical endpoints are relatively clear and measurable and the results are expected to be sufficiently generalizable to allow for the design of AAV vector gene therapy for several other diseases.

  Infectious Diseases

     HIV. The Center for Disease Control estimates that as of the middle of 1995 there were 460,000 cases of AIDS in the United States and 4.5 million cases worldwide. HIV, the cause of AIDS, is spread by a transfer of bodily fluids primarily through sexual contact, blood transfusions, sharing intravenous needles, accidental needle sticks or transmission from infected mothers to newborns.

     The Company is developing vectors incorporating TVI to deliver genes to bone marrow stem cells. These cells can also be used as target cells for the delivery of genes designed to protect blood cells from infection with HIV. As in the case of thalassemia and sickle cell anemia, the Company believes that potential treatments arising from this work will involve exposure of patients' bone marrow stem cells to vector ex vivo. The Company is also participating in a National Cooperative Drug Discovery Grant program with Johns Hopkins and The University of Alabama at Birmingham to utilize capsid targeted viral inactivation technology for the treatment of AIDS. This technology, for which the Company holds a worldwide exclusive license from Johns Hopkins, involves the development of hybrid genes designed to inactivate replicating viruses. An anti-viral effect has been demonstrated in tissue culture for a virus (Moloney murine leukemia virus) related to HIV. The Company believes such research may lead to the development of proprietary hybrid genes that can be delivered to bone marrow stem cells using its gene therapy vectors.

CORPORATE PARTNERING STRATEGY

     The Company is actively seeking to develop long-term strategic collaborations with pharmaceutical companies that can provide funding for research and development activities and clinical trials. The Company

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

believes that its technologies are proprietary and broad-based and can be used with several different genes, giving rise to multiple product and corporate partnering opportunities.

     The Company has initiated discussions with a number of pharmaceutical companies in the United States, Europe and Asia. The Company has not entered into any definitive agreements with respect to any corporate partnering arrangements. Avigen's strategy is to contribute both technology and expertise in the gene therapy field while seeking corporate partners who can provide access to complementary technologies, including gene sequences. In addition, the Company intends to rely on corporate partners, licensees or other entities for marketing of its products, when and if such products achieve regulatory approval. There can be no assurance, however, that the Company will be able to reach satisfactory arrangements with such parties or that such arrangements will be successful.

LICENSING AND RESEARCH AGREEMENTS

     Research Corporation Technologies. In May 1992, the Company entered into a license agreement with Research Corporation Technologies, Inc. ("RCT") for rights to a patent and patent application relating to a cell-specific promoter in AAV vectors. The license is exclusive and worldwide. In consideration for the license, the Company paid an initial license fee and issued 247,949 shares of its Common Stock. In addition, the Company is required under the agreement to pay RCT royalties based on net sales of products which utilize the licensed technology, with certain minimum annual royalty payments due beginning in 1999. Avigen must exercise its best efforts to commercially develop, promote and sell products covered by the licensed patent rights, and is obligated to file an IND by the end of 1997 and a product license application or a new drug application by the end of 2000. In the event the Company fails to achieve any of these milestones by their applicable deadlines, the Company has the right to pay RCT additional fees of up to $250,000 to extend certain of the deadlines for specified periods. RCT may terminate the agreement if the Company becomes insolvent or bankrupt or fails to perform any of its obligations under the agreement.

     The University of Manitoba. In February 1994, the Company entered into an agreement with the University of Manitoba for an exclusive, worldwide license to patent applications relating to a prostate-specific promoter for use in gene therapy. Under this agreement, the Company paid an initial license fee and has agreed to make additional cash payments on achievement of certain development milestones and to make royalty payments based on net sales of products which utilize the licensed technology. The Company is required to diligently pursue clinical studies by February 1997 and to diligently pursue commercialization of licensed products as soon as practicable. The Company currently is negotiating a one year extension of the development milestone dates, and there can be no assurance that an extension can be obtained on acceptable terms, if at all. The University of Manitoba may terminate the agreement if the Company becomes insolvent or bankrupt or fails to perform any of its obligations under the agreement.

     The Johns Hopkins University. In November 1992, the Company entered into an agreement with The Johns Hopkins University under which it issued an aggregate of 152,702 shares of its Common Stock and agreed to make certain cash payments in exchange for an exclusive, worldwide, royalty bearing license to a patent application relating to certain synthetic genes which direct the production of proteins with specific antiviral properties and which the Company believes may be useful in its infectious disease programs. Under the agreement, Johns Hopkins has control over the prosecution and maintenance of the licensed patent application. The Company is obligated to exercise its best efforts to develop and commercialize products which utilize the subject technology. Under the terms of the agreement, as amended, the Company is required to meet the following development milestones: initiation of large animal studies for a licensed potential product by the end of 1997, submission to the FDA of at least one clinical protocol utilizing a licensed potential product by the end of 1998, initiation of at least one clinical study utilizing a licensed potential product by the end of 1999 and receipt of FDA approval to market a licensed product by the end of 2002. If the Company fails to perform any of its obligations under the agreement, Johns Hopkins may terminate the agreement upon 60 days' written notice.

     The Company has entered into other exclusive and nonexclusive license agreements with certain research institutions and their representatives. Although specific terms of the licenses vary, all of such licenses require the Company to achieve certain development milestones. In addition, the agreements require Avigen to pay

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

certain license fees and royalties to the licensors. All of the licenses provide for a term which extends for the life of the underlying patent.

     The failure to achieve any required development milestones or to negotiate appropriate extensions of any of the Company's license agreements or to make all required milestone and royalty payments when due and the subsequent decision of any such institution to terminate such license could have a material adverse effect on the Company.

     The Company has also entered into agreements with certain research institutions and corporate entities with respect to its research and development efforts. Under such agreements the Company has provided specific vectors and other materials for research purposes conducted at the direction of a principal investigator. Generally, the agreements also provide that: (i) the Company remains the sole and exclusive owner of the transferred materials; (ii) ownership of improvements will be determined under patent law principles, based upon the parties' relative contributions to the improvements; and (iii) the Company has the right to prosecute patents on jointly-owned improvements. Although specific terms of each agreement vary, the Company is generally granted, with respect to jointly owned improvements, an irrevocable, nonexclusive, royalty-free license and an option to negotiate in good faith an exclusive license at royalty rates to be mutually agreed upon. There can be no assurance that exclusive rights to any such improvements can be obtained on terms acceptable to the Company, if at all. In addition, the Company engages from time to time in discussions with other prospective academic partners regarding potential research and development projects and may, in the future, enter into arrangements in addition to those described above.

MANUFACTURING

     The Company has developed a proprietary manufacturing process for AAV vectors. The Company believes it currently has the capacity to manufacture AAV vectors in amounts sufficient to conduct clinical trials, but it will be required to implement cGMP policies and procedures prior to manufacturing material for preclinical studies and clinical trials. The Company believes that its manufacturing process will simplify manufacturing and purification and will allow the Company to produce amounts of AAV vector required for clinical trials. The processes used by the Company are new, however, and there can be no assurance that such processes will be feasible or cost-effective.

     Avigen currently does not operate manufacturing facilities for commercial production of its gene therapy products. Avigen's strategy for the manufacture of its gene therapy products may be to enter into alliances with pharmaceutical and other biotechnology companies. In addition, the Company does not have, and has no intention of developing, the facilities necessary to perform cell processing which may be required for TVI. The Company intends to rely on corporate partners or others for such cell processing. There can be no assurance that the Company will be able to negotiate satisfactory arrangements with such parties, that such arrangements will be successful or that its corporate partners will be able to develop adequate manufacturing capabilities for commercial scale production. In the event the Company decides to establish a commercial scale manufacturing facility, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such facility.

GOVERNMENT REGULATION

     The production and marketing of the Company's proposed products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous regulation by the FDA under the federal Food, Drug, and Cosmetic Act. Biological products, in addition to being subject to certain provisions of this act, are also regulated under the Public Health Service Act. These laws and the regulations promulgated thereunder govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and promotional practices and import and export of drugs and biological products. In general, the Center for Biologics Evaluation and Research holds primary responsibility for the regulation of biological products and has handled the IND submissions of most gene therapy products to date. At the present time, the Company believes that its products will be regulated as biologics by the FDA and comparable foreign regulatory bodies. Gene therapy is, however, a relatively new technology and has not been extensively tested in humans. The regulatory requirements governing gene therapy products are uncertain and are subject to change. No gene therapy products have been approved to date in the United States or any foreign country.

     Under the NIH Guidelines for Research Involving Recombinant DNA Molecules, clinical protocols involving recombinant DNA and conducted at institutions receiving NIH funds must be reviewed by the Recombinant DNA Advisory Committee ("RAC") and approved by the NIH Director. The NIH has established the RAC to advise the NIH Director concerning approval of research involving the use of recombinant DNA. A proposal will be considered by the RAC only after the protocol has been approved by the Institutional Review Board ("IRB") at the institution where the study will be conducted. This process can be conducted in parallel with the IND review process but may add considerable time and expense. The Company intends to submit its gene therapy clinical protocols to the RAC for review and approval even when it may not be subject to the NIH review process.

     The steps required before a new drug, including a biologic, may be marketed in the United States generally include (i) preclinical laboratory tests and preclinical animal studies, (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) the submission to the FDA of a Product License Application and Establishment License Application ("PLA/ELA") for a biologic and (v) FDA approval of the PLA/ELA prior to any commercial sale or shipment of the biologic. The FDA has proposed regulations that would eliminate the separate requirement for an ELA for certain biotechnology products, including certain recombinant DNA products, that satisfy the regulatory definition of a "well-characterized product." The FDA, however, has indicated that gene therapy products are not considered "well-characterized" at this time.

     Domestic manufacturing establishments are subject to inspections at any time by the FDA and must comply with cGMP regulations enforced by the FDA through its facilities inspection program. Manufacturers of biological products also must comply with FDA general biological product standards. In addition, the Company must obtain a drug manufacturing license from the State of California for any of its products administered to humans, including products intended for clinical trials.

     Preclinical safety studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and, if possible, efficacy of the product. Preclinical studies must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may be commenced. The IND will become automatically effective 30 days after its receipt by the FDA unless the FDA indicates prior to the end of the 30-day period that it does not wish the trials to proceed as outlined in the IND. In such case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

     Clinical trials must be conducted in accordance with FDA's Good Clinical Practice regulations and must be approved by the IRB at the institution where the study will be conducted. The IRB will consider, among other things, safety and ethical issues, proper informed consent of the human subjects, possible issues relating to health care costs and potential liability of the institution. The IRB may require changes in a protocol, and there can be no assurance that an IRB will permit any given study to be initiated or completed.

     Clinical trials typically are conducted in three sequential phases, but the phases may overlap. Phase I typically involves the initial introduction of the drug into patients primarily to determine the drug's metabolism, pharmacokinetics and pharmacological actions in humans and the side effects associated with increasing doses. Phase II typically involves studies in a limited patient population to (i) determine the efficacy of the drug for specific indications, (ii) determine dosage tolerance and optimal dosage and
(iii) further identify possible adverse effects and safety risks. If the drug is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate efficacy and safety within an expanded patient population typically at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the FDA may suspend clinical trials at any time on various grounds, including a finding that patients are being exposed to an unacceptable health risk. FDA regulations also subject sponsors of clinical investigations to numerous regulatory requirements related to, among other things, selection of qualified investigators, proper monitoring of investigations, record keeping and record retention and notice to investigators and FDA of any death or adverse serious reaction. In addition, the FDA may require post marketing clinical studies (Phase IV) which will require extensive patient monitoring and recordkeeping and may result in restricted marketing of the product for an extended period of time.

     The results of the pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a PLA/ELA for approval of the manufacture, marketing and commercial shipment of the biologic. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny a PLA/ELA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. Moreover, if regulatory approval of a biologic is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for PLA/ELA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to cGMP, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, financial resources and effort in the area of production and quality control.

     In accordance with the Orphan Drug Act, the FDA may grant Orphan Drug status to certain drugs intended to treat a "rare disease or condition" defined as a disease or condition which affects fewer than 200,000 people in the United States, or which affects more than 200,000 people for which the cost of developing and marketing the drug will not be recovered from sales of the drug in the United States. An approved Orphan Drug may provide certain benefits including exclusive marketing rights in the United States to the drug for the approved indication for seven years following marketing approval and federal income tax credits for certain clinical trial expenses. The Company believes that some of its future products may qualify for Orphan Drug status but there can be no assurance that such products will receive FDA approval. In addition, there is no assurance that potential benefits provided by the Orphan Drug Act will not be significantly limited by amendment by the United States Congress and/or reinterpretation by the FDA.

     For clinical investigation and marketing outside the United States, the Company is also subject to foreign regulatory requirements governing clinical trials and marketing approval for pharmaceutical products. In Europe, the approval process for the commencement of clinical trials varies from country to country. The foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

     In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, it could be held liable for any damages that result from accidental contamination or injury and any such liability could exceed the resources of the Company.

COMPETITION

     The field of gene therapy is new and rapidly evolving, and is expected to undergo significant technological change in the future. The Company believes its primary competitors in the AAV gene therapy market are Genetic Therapy, Inc. (recently acquired by Sandoz, Ltd.), Genzyme Corporation, Somatix Therapy Corporation and Targeted Genetics Corporation. In addition, competition from fully integrated pharmaceutical companies and other biotechnology companies is expected to increase, particularly as large pharmaceutical companies acquire smaller gene therapy companies. Most of these companies have significantly greater financial resources and expertise than the Company in research and development, preclinical studies and clinical trials, obtaining regulatory approvals, manufacturing, marketing and distribution. One of these companies is supporting clinical studies for use of AAV vectors in the treatment of cystic fibrosis. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

     The Company is aware that other companies are conducting clinical trials and preclinical studies for viral and non-viral gene therapy products. These companies include Cell Genesys, Inc., GeneMedicine, Inc., Systemix, Inc., Viagene, Inc. (recently acquired by Chiron Corporation) and Vical Incorporated. Avigen believes the primary competitive factors for success in the gene therapy field will be product efficacy, safety, manufacturing capability, the timing and scope of regulatory approvals, the timing of market introduction, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that the Company's competitors will not develop more effective or more affordable products, or achieve earlier product commercialization than the Company.

PATENTS AND INTELLECTUAL PROPERTY

     Patents and other proprietary rights are important to the Company's business. The Company's policy is to file patent applications and protect technology, inventions and improvements to inventions that are commercially important to the development of its business. The Company also relies on trade secrets, know-how, continuing technology innovations and licensing opportunities to develop and maintain its competitive position.


     The Company has filed six United States patent applications, two of which are co-owned with research institutions, and has one exclusive worldwide license to an issued patent and two nonexclusive licenses to two issued patents for use in the United States. In addition, the Company has acquired exclusive worldwide licenses to four patent applications. There is no assurance that patents will issue from these applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect the Company's technology. The patent application process takes several years and entails considerable expense. In addition, with respect to each of the Company's co-owned patent applications, the Company has an option to obtain an exclusive, worldwide, transferable, royalty-bearing license for such technology, and is currently in discussions with one of the co-inventors to obtain such a license. In the event the Company is unable to negotiate exclusive rights to such co-owned technology, each co-inventor may have rights to independently make, use, offer to sell or sell the patented technology. Commercialization, assignment or licensing of such technology by a co-inventor could have a material adverse effect on the Company's business, financial condition and results of operations. The failure to obtain patent protection on the Company's technologies or proposed products may have a material adverse effect on the Company's competitive position and business prospects.


     The patent positions of pharmaceutical and biotechnology firms are generally uncertain and involve complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claim allowed in biotechnology patents. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed applications for technology covered by the Company's patent applications or that the Company was first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds or processes that block or compete with those of the Company.

     There can be no assurance that third parties will not assert patent or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. There may be third-party patents and other intellectual property relevant to the Company's products and technology which are not known to the Company. A number of the gene sequences or proteins encoded by certain of those sequences that the Company is investigating or may use in its products are or may become patented by others. As a result, the Company may be required to obtain licenses to such gene sequences or other technology in order to test, use or market products that contain proprietary gene sequences or encode proprietary proteins. For example, in connection with its anemia program, the Company anticipates that it may need to obtain a license to a gene for human erythropoietin. There can be no assurance that the Company will be able to obtain this or any other license on terms favorable to the Company, if at all.

     Patent litigation is becoming more widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets owned by the Company, or to determine the scope and validity of proprietary rights of third parties. Although no third party has asserted that the Company is infringing such third party's patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. In addition, to the extent outside collaborators apply technological information developed independently by them or by others to the Company's product development programs or apply Avigen's technologies to other projects, disputes may arise as to the ownership of proprietary rights to such technologies.

     The Company also relies on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its products and technology. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property successfully.

PRODUCT LIABILITY INSURANCE

     The manufacture and sale of medical products entail significant risk of product liability claims. The Company currently does not carry product liability insurance, although it intends to obtain such coverage prior to beginning clinical trials. There can be no assurance that such coverage will be adequate to protect the Company from any liabilities it might incur in connection with the sale of the Company's products. In addition, the Company may require increased product liability coverage as products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business and results of operations.

EMPLOYEES

     As of March 31, 1996, the Company had 15 full-time employees, 7 of whom have Ph.D. or M.D. degrees, including 11 employees in research and development, and 4 in general administration and finance. The Company also relies on several part-time employees and consultants. None of the Company's employees is represented by a collective bargaining agreement nor has the Company ever experienced a work stoppage. The Company believes that its relationship with its employees is good.

FACILITIES

     The Company's facility, located in Alameda, California, is an approximately 23,000 square foot facility leased through May 2003. The Company believes that it will be able to renew the lease of this facility or find suitable alternate facilities in the same general area without a material disruption of its operations.

SCIENTIFIC ADVISORY BOARD

     The Company has established a Scientific Advisory Board, consisting of experts in the field of medicine, genetics and molecular biology, which reviews and evaluates the Company's research programs and advises the Company with respect to technical matters in fields in which the Company is involved. The members of the Scientific Advisory Board are prominent scholars in their field and, as a result, may serve as consultants to a wide variety of companies. The Company's Scientific Advisory Board includes:

     Gary J. Kurtzman, M.D., is Chairman of the Scientific Advisory Board. Dr. Kurtzman serves as Vice President, Research and Development for the Company. "See Management -- Directors and Executive Officers."

     Jef D. Boeke, Ph.D., co-invented capsid targeted viral inactivation technology that provides a basis for Avigen's infectious disease product development program. Dr. Boeke is a professor of Molecular Biology and Genetics at The Johns Hopkins University School of Medicine, and has authored more than 100 publications.

     Jerome E. Groopman, M.D. serves as chief of Hematology/Oncology at Harvard University's New England Deaconess Hospital in Boston and holds the Dina and Raphael Recantati Chair at Harvard Medical School. In addition, Dr. Groopman serves on the Board of Directors of the American Foundation for AIDS Research and is a member of the FDA Biological Response Modifiers Advisory Committee.

     Yuichi Iwaki, M.D., Ph.D. serves as a director of the Company. "See Management -- Directors and Executive Officers."

     Y.W. Kan, M.D., D.Sc. is the Louis K. Diamond Professor of Hematology at the University of California at San Francisco. He also is an Investigator of the Howard Hughes Medical Institute. Dr. Kan was the 1991 recipient of the Albert Lasker Clinical Medical Research Award and is noted as a leader in the fields of sickle cell anemia and thalassemia.

     Keiya Ozawa, M.D., Ph.D. is a professor of Molecular Biology, Institute of Hematology, at Jichi Medical School in Japan, where he has established a research and preclinical program in gene therapy. Dr. Ozawa is regarded as one of the leading authorities on gene therapy in Japan and is responsible for drafting the Japanese government's gene therapy guidelines. Dr. Ozawa holds both a M.D. and a Ph.D. from the University of Tokyo and is the author of more than 90 publications regarding virology, hematology and gene therapy.

     Jeffrey M. Rosen, Ph.D. is a professor of Cell Biology at Baylor College of Medicine. Dr. Rosen is an internationally recognized expert in the field of gene expression. His research has focused primarily on the mechanisms of tissue-specific gene expression in the mammary and prostate glands. Dr. Rosen has served on the editorial board of the Journal of Biological Chemistry, Molecular and Cellular Endocrinology, Molecular Endocrinology and as executive editor of Nucleic Acids Research.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of March 31, 1996 are as follows:

               NAME                   AGE                   POSITION
- ----------------------------------    ---       --------------------------------
Philip J. Whitcome, Ph.D..........    47        Chairman of the Board and acting
                                                Chief Financial Officer
John Monahan, Ph.D................    49        President, Chief Executive
                                                Officer and Director
Wanda deVlaminck..................    54        Vice President, Clinical and
                                                Regulatory Affairs and Secretary
Gary J. Kurtzman, M.D.............    41        Vice President, Research and
                                                Development
Zola Horovitz, Ph.D.(1)(2)........    61        Director
Yuichi Iwaki, M.D., Ph.D..........    46        Director
Richard T. Pratt(1)(2)............    59        Director
John K.A. Prendergast, Ph.D.(1)...    42        Director
Lindsay A. Rosenwald, M.D.(1).....    40        Director
Leonard P. Shaykin(2).............    52        Director

- ---------------

(1) Member of Audit Committee
(2) Member of Compensation Committee

     Philip J. Whitcome, Ph.D. has served as a director of the Company since December 1992. In April 1995, Dr. Whitcome was elected Chairman of the Board and in March 1996 he was appointed acting Chief Financial Officer. From 1988 to 1994, Dr. Whitcome was President and Chief Executive Officer of Neurogen Corporation, a biopharmaceutical company. From 1981 to 1988, Dr. Whitcome was employed at Amgen Inc. ("Amgen"), a biopharmaceutical company, serving most recently as Director of Strategic Planning. Prior to joining Amgen, he served as Manager of Corporate Development for Medical Products at Bristol-Myers Squibb Co. ("Bristol-Myers"), a pharmaceutical and health care products company, and held research and marketing management positions with the Diagnostics Division of Abbott Laboratories, a pharmaceutical and medical products company. Dr. Whitcome received a Ph.D. in Molecular Biology from the University of California at Los Angeles, an M.B.A. from the Wharton School at the University of Pennsylvania and a B.S. in Physics from Providence College.

     John Monahan, Ph.D. has served as President, Chief Executive Officer and a director of the Company since its inception in 1992. Prior to joining Avigen, Dr. Monahan was Vice President of Research and Development at Somatix Therapy Corporation ("Somatix"), a gene therapy company, from 1989 to 1992, where he was responsible for the initiation and development of all research programs. From 1983 to 1988, he was Director of Molecular and Cell Biology at Berlex Laboratories, a pharmaceutical company. From 1981 to 1983, he was Group Research Chief at Hoffmann La Roche, a pharmaceutical company. Dr. Monahan received his Ph.D. in biochemistry from McMaster University, Hamilton, Canada and his B.S. degree in science from University College, Dublin, Ireland.

     Wanda deVlaminck has served as Vice President, Clinical and Regulatory Affairs of the Company since its inception in 1992 and in March 1996 she was appointed as Secretary. From 1989 to 1992, Ms. deVlaminck was Vice President, Regulatory Affairs at Somatix. In this position, she was responsible for Somatix's compliance with all local, state and federal regulations pertaining to environmental issues, personnel safety and products that come under the jurisdiction of the FDA. In addition, Ms. deVlaminck managed intellectual property and license agreements at Somatix. From 1988 to 1989, Ms. deVlaminck worked on assignments in Israel, Japan, and the United States as a regulatory affairs consultant. From 1983 to 1988, she was Senior Director Regulatory Affairs at Cetus Corporation, a biotechnology company. Ms. deVlaminck received a B.S.

degree in microbiology from the University of California at Berkeley and is a licensed Public Health Microbiologist in California.

     Gary J. Kurtzman, M.D. has served as Vice President, Research and Development since October 1994. From December 1993 to October 1994, Dr. Kurtzman served as Senior Director of Research and Development of the Company. From 1991 to 1993, Dr. Kurtzman was the Virology Group Leader at Gilead Sciences, Inc, a biotechnology company, where he was responsible for research related to drug discovery and preclinical development of antiviral compounds. From 1989 to 1993, he served as Associate at the Howard Hughes Medical Institute at Stanford University. From 1984 to 1988, Dr. Kurtzman was employed by, the National Institutes of Health, initially as a medical staff fellow and later as a senior staff fellow in the Hematology Branch of the National Heart, Lung and Blood Institute. Dr. Kurtzman received his M.D. degree from Washington University, St. Louis, Missouri and completed his internship and residency in internal medicine at Barnes Hospital in St. Louis, Missouri. Dr. Kurtzman is board-certified in internal medicine, with a hematology subspecialty, and is a licensed medical practitioner in California.

     Zola Horovitz, Ph.D. has served as a director of the Company since November 1994. From 1991 through May 1994, Dr. Horovitz served as Vice President, Business Development and Planning and from 1990 to 1991 as Vice President, Licensing at Bristol-Myers. Prior to this, Dr. Horovitz served from 1959 through 1989 in various positions at the Squibb Institute for Medical Research, including Vice President, Research, Planning & Scientific Liaison, Vice President, Drug Development, and Vice President, Biological and Pharmaceutical R&D. Dr. Horovitz currently serves on the Board of Directors of Biocryst Pharmaceuticals, Diacrin, Inc., InfoMed Corp., Magainin Pharmaceuticals, Procept Corp. and Synaptic Pharmaceuticals and formerly served as a Commissioner of the New Jersey Cancer Research Commission. From 1975 through 1993 Dr. Horovitz served on the Scientific Advisory Council at Princeton University and from 1976 through 1989 on the Advisory Board of Rutgers University College of Pharmacy. Dr. Horovitz received a Ph.D. in Pharmacology, and both an M.S. in Pharmacology and B.S. in Pharmacy from the University of Pittsburgh.

     Yuichi Iwaki, M.D., Ph.D. has served as a director of the Company since November 1994. Since 1992, Dr. Iwaki has held two professorships at the University of Southern California School of Medicine in the Departments of Urology, and Pathology and is Director of the Transplantation Immunology and Immunogenetic Laboratory. In addition, he holds visiting professorships at Tokai University School of Medicine and Nihon University School of Medicine in Japan and at the University of Pittsburgh School of Medicine and is the author of more than 170 publications. Prior to joining the University of Southern California Medical School faculty, Dr. Iwaki held professorships at the University of Pittsburgh in the Departments of Urology and Pathology from 1989 through 1991. Dr. Iwaki received an M.D. and a Ph.D. from Sapporo Medicine School in Sapporo, Japan.

     Richard T. Pratt has served as a director of the Company since January 1994 and served as Chairman of the Board of Directors from January 1994 to April 1995. Since 1993, Mr. Pratt has held a faculty position at the University of Utah, where he teaches graduate and undergraduate courses in corporate finance, banking and real estate. From 1983 through 1993, Mr. Pratt was employed at Merrill Lynch & Co., a financial services company, first as Chairman of Merrill Lynch Mortgage Capital Inc. and later as Managing Director, Financial Institutions Group. Mr. Pratt is also Chairman of Richard T. Pratt Associates, a financial consulting company. From 1981 to 1983, Mr. Pratt served as Chairman of the Federal Home Loan Bank Board in Washington D.C. as chief federal regulator of all federally insured savings and loan associations. Mr. Pratt has a D.B.A. degree in Finance from Indiana University and M.B.A. and B.S. degrees from the University of Utah.

     John K.A. Prendergast, Ph.D. is a co-founder of the Company and has served as a director of the Company since December 1992. From December 1992 to March 1996, Dr. Prendergast also served as a Vice President and the Treasurer of the Company. Dr. Prendergast has also served as a Managing Director of The Castle Group, Ltd. ("Castle"), a medical technology venture capital firm, since 1991. Dr. Prendergast is a director of Xenometrix, a medical technology company, and Atlantic Pharmaceuticals, Inc., a medical technology company. Dr. Prendergast received M.Sc. and Ph.D. degrees from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University.

     Lindsay A. Rosenwald, M.D. is a co-founder of the Company and has served as a director since its inception in 1992. Dr. Rosenwald has served as the President and Chairman of the Board of Directors of both Castle and Paramount Capital Incorporated, an investment banking firm specializing in biomedical technology companies since their respective inceptions in 1990 and 1992. Dr. Rosenwald also serves as the Chairman of the Board of Directors and founder of Interneuron Pharmaceuticals, Inc., a biotechnology company. In addition, Dr. Rosenwald serves on the Board of Directors of Ansan, Inc., Atlantic Pharmaceuticals, Inc., Biocryst Pharmaceuticals, Inc., Boston Life Sciences, Inc., Neose Technologies, Inc., Sparta Pharmaceuticals, Inc., and Xenometrix, Inc., all of which are medical technology companies. Dr. Rosenwald received an M.D. from Temple University School of Medicine and a B.A. in finance from Pennsylvania State University.

     Leonard P. Shaykin has served as a director of the Company since June 1995. Mr. Shaykin is a principal of Shaykin & Co., LLC, a private investment and management holding company. From 1983 to 1994, Mr. Shaykin was a managing partner of Adler & Shaykin, an investment partnership organized to sponsor leveraged buyouts. Prior to forming Adler & Shaykin in 1983, Mr. Shaykin was Vice President, director and a member of the Investment Committee of Citicorp Venture Capital Ltd. and Citicorp Capital Investors, Inc., where he was responsible for establishing and subsequently managing a $100 million equity fund dedicated to management leveraged buyouts. Mr. Shaykin is Chairman of the Board of Directors of NaPro BioTherapeutics, Inc. He also serves as Chairman of The Neuroblastoma Foundation, is a governing trustee of The Jackson Laboratory and a trustee of the University of Chicago's Graduate School of Business. Mr. Shaykin received an M.B.A., M.A., and B.A. from the University of Chicago.

     The Company intends to recruit a Chief Financial Officer after the closing of the offering. Each officer serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than non-employee directors, devotes substantially full time to the affairs of the Company. The Company's Chairman of the Board and the other non-employee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMPOSITION

     The Company currently has authorized 8 directors. In accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1996; Class II, whose term will expire at the annual meeting of stockholders to be held in 1997; and Class III, whose term will expire at the annual meeting of stockholders to be held in 1998. The Class I directors are Drs. Monahan, Horovitz and Iwaki, the Class II directors are Drs. Whitcome and Prendergast and Mr. Pratt, and the Class III directors are Dr. Rosenwald and Mr. Shaykin. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Amended and Restated Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION


     After completion of this offering, directors will receive no cash compensation but will be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In February 1996, the Board granted options to Drs. Iwaki and Horovitz and Messrs. Shaykin and Pratt to purchase 1,975, 1,693, 846 and 9,969 shares, respectively, of Common Stock at an exercise price of $0.71 per share. In September 1995, the Board granted an option to Dr. Monahan to purchase 11,286 shares of Common Stock at an exercise price of $0.49 per share. In July 1995, the Board granted an option to Dr. Whitcome to purchase 515,248 shares of Common Stock at an exercise price of $0.49 per share in connection with his services as Chairman of the Board. In June 1995, the Board granted an option to purchase 6,772 shares of Common Stock to Mr. Shaykin at an exercise price of $0.49 per share. In November 1994, the Board granted options to purchase 6,772 shares of Common Stock to Dr. Horovitz and 6,772 shares of Common Stock to Dr. Iwaki at an exercise price of $0.44 per share. In January 1994, the Board granted an option to purchase 33,860 shares of Common Stock to Mr. Pratt at an exercise price of $0.66 per share. In April 1995 this option expired without being exercised.


     In March 1996, the Board of Directors adopted and in April 1996 the stockholders approved the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and reserved 200,000 shares of Common Stock for issuance under the Directors' Plan. The Directors Plan provides for automatic grants of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). Pursuant to the terms of the Directors' Plan, each Non-Employee Director elected after completion of this offering will automatically be granted an option to purchase 15,000 shares of Common Stock on the date of his election to the Board. In addition, at each annual meeting of the Company's stockholders, each Non-Employee Director who has continuously served as a director since the last annual meeting of the Company's stockholders shall be granted an option to purchase 5,000 shares of Common Stock. A Non-Employee Director who has not served for a full year shall be granted an option to purchase a pro-rated number of shares. As of March 31, 1996, no options have been granted under the Directors' Plan.

     Outstanding options under the Directors' Plan will vest at the rate of 33% of the shares subject to the option on the first anniversary of the date of grant, 34% of the shares subject to the option on the second anniversary of the date of grant and 33% of the shares subject to the option on the third anniversary of the date of grant. The exercise price of options granted under the Directors' Plan must equal the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Directors' Plan will terminate in March 2006, unless earlier terminated by the Board.

     In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded or paid by the Company during the fiscal year ended June 30, 1995 to its President and Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the year ended June 30, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                 ANNUAL COMPENSATION     SECURITIES     ALL OTHER
                                                 --------------------    UNDERLYING    COMPENSATION
            NAME AND PRINCIPAL POSITION          SALARY($)   BONUS($)    OPTIONS(#)       ($)(1)
    -------------------------------------------  ---------   --------   ------------   ------------
    John Monahan, Ph.D.........................   159,935       --             --           576
      President and Chief Executive Officer
    Wanda deVlaminck...........................   127,200       --          7,900           491
      Vice President, Clinical and Regulatory
         Affairs
    Gary J. Kurtzman, M.D......................   120,000       --         22,573           461
      Vice President, Research and Development

- ---------------

(1) Represents insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive.

EMPLOYMENT AGREEMENTS

     In August and October 1992, the Company entered into employment agreements with John Monahan, the Company's President, and with Wanda deVlaminck, the Company's Vice President, Clinical and Regulatory Affairs. The employment agreements provide for, among other items, (i) a minimum base salary of at least $150,000 and $120,000 per year for Dr. Monahan and Ms. deVlaminck, respectively, and (ii) severance payments and benefits at the standard compensation rate for 12 months or until new employment in the gene therapy field is commenced, unless termination is for just cause. The employment agreements automatically renew for successive one year periods unless 30 days prior written notice is provided by either party or unless terminated by either party for just cause.

1993 STOCK OPTION PLAN


     The Company's 1993 Stock Option Plan (the "1993 Stock Plan") was adopted by the Board of Directors in October 1993 and approved by its stockholders in November 1993. The 1993 Stock Plan provides for grants of incentive stock options to key employees (including officers and employee directors) and nonstatutory stock options to key employees (including officers and employee directors) and consultants of the Company. A total of 338,600 shares of Common Stock have been reserved for issuance under the 1993 Stock Plan. As of March 31, 1996, the Company has granted or agreed to grant options to purchase an aggregate of 308,027 shares of Common Stock at exercise prices ranging from $0.44 to $0.71 per share. A total of 30,573 shares of Common Stock are available for future issuance under the 1993 Stock Plan, and shares subject to options which expire, are cancelled or terminate without having been exercised may again be subject to options under the 1993 Stock Plan. However, the Board of Directors has determined that no further options will be granted under the 1993 Stock Plan after the completion of this offering. The 1993 Stock Plan is administered by the Compensation Committee of the Board of Directors, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.


     The term of a stock option granted under the 1993 Stock Plan generally may not exceed 10 years. Options granted pursuant to the 1993 Stock Plan become exercisable at a rate of at least twenty percent (20%) per year of the total number of shares granted over a period of no more than five years from the date of grant. The exercise price of options granted under the 1993 Stock Plan is determined by the Board of Directors; provided that, in the case of an incentive stock option, the exercise price cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% stockholders, not less than 110% of the fair market value of the Common Stock on the date of grant. No option may be transferred by the optionee other than by will or the laws of descent or distribution. An optionee whose employment with the Company ceases for any reason (other than by death or permanent and total disability) may exercise options in the 90 day period following such termination (unless such options terminate or expire sooner by their terms).

     The 1993 Stock Plan will terminate in September 2003, unless terminated sooner by the Board of Directors.

1996 EQUITY INCENTIVE PLAN

     In March 1996, the Board of Directors adopted and in April 1996 the stockholders approved the 1996 Equity Incentive Plan (the "Incentive Plan") and reserved 600,000 shares of Common Stock for issuance under the Incentive Plan. The Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants of the Company. As of March 31, 1996, no options, restricted stock awards, stock bonuses or stock appreciation rights had been granted under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The term of a stock option granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors; provided that, in the case of a nonstatutory stock option the exercise price cannot be less than 85% of the fair market value on the date of grant, and in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% stockholders, not less than 110% of the fair market value of the Common Stock on the date of grant. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.

     Shares subject to options which have expired or terminated may again be subject to options granted under the Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

     Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

     Upon any merger, consolidation or similar transaction in which the Company is not the surviving corporation, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the transaction. The Incentive Plan will terminate in March 2006, unless terminated sooner by the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1995, to each of the Named Executive Officers:


                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS                        ANNUAL RATES OF
                                -------------------------------------------------------          STOCK
                                  NUMBER OF     PERCENTAGE OF                             PRICE APPRECIATION
                                 SECURITIES     TOTAL OPTIONS                                     FOR
                                 UNDERLYING      GRANTED IN      EXERCISE                   OPTION TERM(4)
                                   OPTIONS       FISCAL YEAR      PRICE      EXPIRATION   -------------------
             NAME               GRANTED(#)(1)      (%)(2)       ($/SH)(3)       DATE       5%($)      10%($)
- ------------------------------  -------------   -------------   ----------   ----------   --------   --------
Wanda deVlaminck..............       7,900            6.9         $ 0.44       9/15/04    $ 99,516   $160,188
Gary J. Kurtzman, M.D.........      22,573           19.6         $ 0.44       9/15/04    $284,352   $457,713


- ---------------

(1) Options granted become exercisable at the rate of 6.25% of the shares subject to the option each quarter for four years. The options expire 10 years from the date of grant, or earlier upon termination of employment.


(2) Based on an aggregate of 115,237 options granted to employees and directors of, and consultants to, the Company during fiscal year ended June 30, 1995, including the Named Executive Officers.


(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the public offering price of $8.00 per share appreciates from the date of grant at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

AGGREGATE OPTION EXERCISES IN FISCAL 1995 AND JUNE 30, 1995 OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended June 30, 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers at June 30, 1995:

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 SHARES                          JUNE 30, 1995(#)          JUNE 30, 1995($)(1)
                               ACQUIRED ON       VALUE             EXERCISABLE/               EXERCISABLE/
            NAME               EXERCISE(#)   REALIZED($)(1)       UNEXERCISABLE               UNEXERCISABLE
- -----------------------------  -----------   --------------   ----------------------     -----------------------
Wanda deVlaminck.............      --              --                1,482/6,418            $     11,204/$48,520
Gary J. Kurtzman, M.D........      --              --              11,004/29,627            $    83,190/$223,980

- ---------------

(1) Value realized and value of unexercised in-the-money options is based on a value of $8.00 per share of the Company's Common Stock, the estimated public offering price, even though at the time of grant the fair market value of the Common Stock was determined by the Board of Directors to be $0.44 per share. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware Law, the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or to its stockholders, (ii) for acts or omissions not made in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the

Company's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.


     The Company has entered into indemnification agreements with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company, and the Company is in the process of obtaining directors' and officers' liability insurance.


     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     In March 1996, in connection with the 1996 Bridge Financing, the Company entered into a Placement Agency Agreement with Paramount Capital Incorporated ("Paramount"), pursuant to which the Company agreed to pay Paramount a selling commission of 7% of the gross proceeds from the financing, and a non-accountable expense allowance of 3% of the gross proceeds and warrants to purchase a number of newly issued shares of Common Stock equal to 10% of the warrants issued in the offering to Paramount and its designees at an exercise price of 110% of the exercise price of the warrants in connection with its services as placement agent. Dr. Rosenwald, a director of the Company, is the Chairman of the Board, President and sole stockholder of Paramount. In addition, Mr. Shaykin, a director of the Company, purchased $25,000 aggregate principal amount of notes in the 1996 Bridge Financing and received a warrant to purchase 2,500 shares of Common Stock at an exercise price equal to the greater of $.25 per share and 80% of the offering price. The warrant is exercisable until March 2001.

     In March 1996, the Company completed a private placement of its Series D Preferred Stock ("Series D Private Placement"). Pursuant to a March 1995 Engagement Agreement between the Company and Dr. Yuichi Iwaki, a director of the Company, Dr. Iwaki will receive a fee for identifying investors in the amount of $25,279. In addition, the Company issued warrants to purchase up to 45,272 shares of Series D Preferred Stock at an exercise price of $7.80 per share, which equaled 110% of the purchase price of the Series D Preferred Stock. The warrants are exercisable until March 2001.

     In October 1995, the Company entered into an agreement with The Aries Trust pursuant to which The Aries Trust extended a bridge loan in the principal amount of $80,000. The loan bore interest at the rate of 12% per year and was due and payable on the earlier of April 1996 or the receipt by the Company of an equity investment in excess of $500,000. In December 1995, the Company paid the principal amount of $80,000 plus accrued interest in the amount of $1,707 and issued warrants to purchase 1,805 shares of Common Stock at an exercise price of $7.09 per share. The warrants are exercisable until November 2005. Dr. Rosenwald is the President of Aries Financial Services, which serves as the investment manager for The Aries Trust.

     In September 1995, the Company entered into an agreement with the Aries Domestic Fund pursuant to which the Aries Domestic Fund extended a bridge loan in the principal amount of $120,000. Dr. Rosenwald is President of the sole general partner to the Aries Domestic Fund. Dr. Iwaki is a director of the Aries Domestic Fund. The loan bore interest at the rate of 12% and was due and payable on the earlier of March 1996 or the receipt by the Company of an equity investment in excess of $500,000. In December 1995, the Company paid the principal amount of $120,000, accrued interest in the amount of $2,880 and issued warrants to purchase 2,708 shares of Common Stock at an exercise price of $7.09. The warrants are exercisable until October 2005.

     In July 1995, the Company granted to Dr. Whitcome an option to purchase 515,248 shares of Common Stock at $0.49 per share, exercisable for ten years from the date of grant. The shares vest in equal monthly installments over thirty-six months. The shares issuable upon exercise of such option are subject to repurchase at the original price per share upon cessation of service prior to vesting in such shares. Such grant was made outside of the 1993 Stock Plan.

     In July 1995, the Company completed a private placement of shares of its Series C Preferred Stock in which Paramount acted as placement agent. Under the agreement, Paramount received (i) a commission of 9% of gross proceeds received by the Company from investors, (ii) a nonaccountable expense allowance equal to 4% of the gross proceeds and (iii) warrants to purchase 10% of the Series C Preferred Shares sold by Paramount. For a period of eighteen months from the final closing date, Paramount was entitled to receive a commission of 9% and a non accountable expense allowance equal to 4% of any securities sold by the Company, other than in a public offering, to individuals or entities who purchased the Series C Preferred Stock through Paramount prior to the final closing date. As of March 31, 1996, Paramount had received cash payments in the amount of $156,024 and warrants to purchase 24,471 shares of Series C Preferred Stock, at an exercise price of $5.36 per share. The warrants are exercisable until June 2005. In addition, Mr. Shaykin, a director of the Company, and an immediate family member purchased a total of 47,198 shares of Series C Preferred Stock at a price of $4.87 per share in the private placement.

     In May 1995, Dr. Rosenwald extended a bridge loan to the Company in the principal amount of $38,000. The loan accrued interest at the prime rate of National Westminster Bank USA plus 1% per year. In June 1995, the Company issued 7,797 shares of Series C Preferred Stock as payment in full of the outstanding principal under the loan.

     In May 1995, Dr. Rosenwald extended a bridge loan to the Company in the principal amount of $135,000. The loan accrued interest at the prime rate of National Westminster Bank USA plus 1% per year and was due and payable on demand. In June 1995, the Company issued 27,703 shares of Series C Preferred Stock as payment in full of the outstanding principal under the loan.

     In January 1995, the Company entered into an Introduction Agreement with Paramount for the purpose of introducing the Company to potential strategic alliance partners in Korea. Under the terms of the agreement, the Company agreed to pay Paramount 4% of the aggregate investment received by Avigen upon the closing of each investment. In addition, the Company agreed to issue: (i) a warrant to purchase a number of securities equal to 4% of the securities sold pursuant to the Introduction Agreement at an exercise price equal to 110% of the price paid by the introduced parties, and (ii) an option to purchase a number of shares of Common Stock approximately equal to 4% of the number of shares issued pursuant to the Introduction Agreement at an exercise price of 110% of the fair market value of Common Stock at the time the option is granted. Both the warrants and the options will be exercisable for 10 years from the date of grant. The Introduction Agreement expired in January 1996. However, if the Company receives an investment during the 12 months following the date of the termination, Paramount will be entitled to receive the compensation described above. As of March 31, 1996, the Company had made no payments and issued no options or warrants to Paramount under the agreement.

     In July 1994, the Company entered into a non-exclusive Engagement Agreement ("the 1994 Engagement Agreement") with Maxzen Medical Technologies ("Maxzen") for the purpose of identifying potential investors in Japan. Dr. Iwaki has been affiliated with Maxzen from its inception in 1992. The 1994 Engagement Agreement replaced an expired agreement between Maxzen and the Company, dated May 1993 (the "1993 Engagement Agreement") and provided for Maxzen to assist the Company in identifying potential investors in Japan during an initial one year term. The 1994 Engagement Agreement provided for (a) the payment of a fee by Avigen equal to 5% of the gross proceeds of investments in the Company initiated by Maxzen and (b) the grant of warrants to purchase the same kind of securities as were purchased by such investors equal to 10% of the number of securities so purchased. Such warrants are to be exercisable at a price equal to 110% of the price at which such shares were sold for a period of five years from the respective closings of such investments. As of March 31, 1996, the Company paid to Maxzen and its designees under the 1993 Engagement Agreement and the 1994 Engagement Agreement cash payments totaling $271,561 and warrants for the purchase of: (i) 61,014 shares of Series A Preferred Stock at an exercise price of $4.87 per share, 30,507 of which are currently held by Dr. Iwaki, (ii) 12,802 shares of Series B Preferred Stock at an exercise price of $6.11 per share and
(iii) 53,594 shares of Series C Preferred Stock at an exercise price of $5.36 per share. The warrants are exercisable until December 1998, March 1999 and June 2000, respectively.

     In June 1994, the Company entered into a Business Development Agreement with Maxzen pursuant to which Maxzen agreed to assist the Company in specified corporate partnering efforts in certain countries in Asia. The Company was obligated under the Business Development Agreement to pay certain out-of-pocket expenses of Maxzen and to compensate Maxzen for any investment in the Company by one of the specified corporate partners by payment of a fee equal to 7% of the total amount of such investment and the grant of warrants to purchase a number of shares of Common Stock equal to 10% of the total amount of such investment. Such warrants were to be exercisable at a price of $4.87 per share for a period of five years from the date of issuance. The agreement expired in June 1995, and the Company had made no payments under the agreement.

     In April 1994, the Company entered into a credit facility agreement with Dr. Rosenwald. The credit facility provided that Dr. Rosenwald would assist in obtaining or providing, for the benefit of the Company, a credit facility in an amount up to $1,000,000, either in the form of a direct loan or a personal guaranty, to finance ordinary working capital requirements of the Company. In October 1994, the Company repaid the principal amount of $880,000 received under the credit facility, plus interest at the rate of 7.25% per year.

     In February 1994, the Company received a $100,000 loan from National Westminster Bank USA guaranteed by Dr. Rosenwald. The loan accrued interest at the rate of 10% and was repaid in March 1994.

     In January 1994, Paramount introduced a certain party to the Company with a view to a potential investment in the Company. In connection with this introduction, the Company entered into an Agreement of Introduction with Paramount pursuant to which the Company agreed to pay a commission ranging from 5% to 10% of any investment in the Company by the introduced party. In addition, the agreement provided that Paramount was entitled to receive warrants to purchase securities of the Company equal to 7% of the amount of securities purchased by the introduced party at an exercise price equal to 110% of the price paid by the introduced party. The agreement expired in January 1996 and the Company had made no payments and issued no warrants to Paramount under the agreement.

     In November 1993, the Company completed a private placement of its Series A Preferred Stock in which Paramount acted as placement agent. Under the agreement, Paramount received (i) a commission of $442,110; (ii) an advance accountable expense allowance of $50,000; and (iii) warrants to purchase 47,569 shares of Series A Preferred Stock at an exercise price of $4.87 per share, 13,337 of which are currently held by Dr. Rosenwald. The warrants are exercisable until May 1998 and December 1998, respectively.

     In February 1993, National Westminster Bank USA extended to the Company two loans in the amounts of $90,000 and $100,000 that were guaranteed by Dr. Rosenwald. The loans accrued interest at the rate of 7% per year and were repaid in June 1993.

     In March 1993, Dr. Rosenwald personally extended to the Company a loan in the amount of $130,000. The loan accrued interest at the rate of 10% per year and was repaid in April 1993.

     In November 1992, The Castle Group, Ltd. ("Castle") extended the Company a $300,000 line of credit to finance the Company's license issue fees and ordinary working capital needs. In April 1993, the Company repaid the loan with interest at the rate of 7% per year. Dr. Rosenwald is President and Chairman of the Board of Castle. Dr. Prendergast, a director of the Company, is also a Managing Director of Castle.

     In October 1992, the mother of Dr. Rosenwald's spouse loaned $250,000 to the Company pursuant to a promissory note issued by the Company. The loan was converted with accrued interest of $15,902, into 68,991 shares of Series A Preferred Stock in September 1995. The lender also received warrants to purchase 6,899 shares of Series A Preferred Stock at an exercise price of $4.87 per share. The warrants are exercisable until November 1998.

     Dr. Rosenwald has personally guaranteed the Company's five-year lease with 1201 Harbor Bay Partnership, the landlord of the Company's office and laboratory facilities at 1201 Harbor Bay Parkway, Alameda, California. The Company has agreed to indemnify Dr. Rosenwald for any losses or expenses that he may incur as a result of this guarantee.

     The Company has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company intends to execute such agreements with its future directors and executive officers. See "Management -- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996 and as adjusted to reflect the sale of the Common Stock being offered hereby by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group:


                                                     SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                        OWNED PRIOR TO               OWNED
                                                         OFFERING(1)           AFTER OFFERING(1)
                                                     --------------------     --------------------
 DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS    NUMBER      PERCENT      NUMBER      PERCENT
- ---------------------------------------------------  --------     -------     --------     -------
Lindsay A. Rosenwald, M.D.(2)......................   569,241      12.49%      569,241       8.30%
  c/o The Castle Group Ltd.
  375 Park Ave.
  New York, NY 10152
John Monahan, Ph.D.(3).............................   232,714       5.14%      232,714       3.41%
  c/o Avigen, Inc.
  1201 Harbor Bay Parkway, #1000
  Alameda, CA 94502
Philip J. Whitcome, Ph.D.(4).......................   162,311       3.47%      162,311       2.33%
Yuichi Iwaki, M.D., Ph.D.(5).......................   107,752       2.33%      107,752       1.56%
Wanda deVlaminck(6)................................    65,050       1.43%       65,050          *
John K. A. Prendergast, Ph.D. .....................    58,608       1.29%       58,608          *
Leonard P. Shaykin(7)..............................    46,683       1.03%       46,683          *
Gary J. Kurtzman, M.D.(8)..........................    20,737          *        20,737          *
Richard T. Pratt(9)................................     9,969          *         9,969          *
Zola Horovitz, Ph.D.(10)...........................     4,232          *         4,232          *
All directors and executive officers as a group
  (10 persons)(11).................................  1,268,946     26.21%     1,268,946     17.77%


- ---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 4,529,015 shares of Common Stock outstanding as of March 31, 1996 and 6,829,015 shares of Common Stock outstanding after completion of this offering.

 (2) Includes warrants to purchase 23,877 shares of Common Stock held by Dr. Rosenwald. Also includes 160,573 shares held by Dr. Rosenwald's immediate family members and 66,914 shares held in trust for the benefit of Dr. Rosenwald's immediate family members, which he disclaims beneficial ownership of except to the extent of his pecuniary interest therein. Also includes 5,130 shares of Common Stock and warrants to purchase 3,221 shares of Common Stock held by the Aries Domestic Fund. Dr. Rosenwald is President of the sole general partner to the Aries Domestic Fund and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 5,130 shares of Common Stock and warrants to purchase 2,318 shares of Common Stock held by the Aries Trust. Dr. Rosenwald is President of the sole investment advisor to the Aries Trust and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes 89,606 shares of Common Stock held by Huntington Street Co. and June Street Co. Dr. Rosenwald is the sole proprietor of both entities.

 (3) Includes 1,410 shares granted in September 1995 and issuable upon the exercise of options held by Dr. Monahan that are exercisable within 60 days.

 (4) Includes 143,124 shares granted in July 1995 and issuable upon the exercise of options held by Dr. Whitcome that are exercisable within 60 days.

 (5) Includes 4,514 shares issuable upon the exercise of options and warrants to purchase 89,244 shares of Common Stock held by Dr. Iwaki that are exercisable within 60 days. Also includes 5,130 shares of Common Stock and warrants to purchase 3,221 shares of Common Stock exercisable within 60 days held by the Aries Domestic Fund. Dr. Iwaki is a director of the Aries Domestic Fund and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.


 (6) Includes 5,079 shares issuable upon the exercise of options held by Ms. deVlaminck that are exercisable within 60 days.


 (7) Includes 2,115 shares issuable upon the exercise of options held by Mr. Shaykin that are exercisable within 60 days. Also includes warrants to purchase 2,500 shares of Common Stock held by Mr. Shaykin.


 (8) Includes 20,737 shares issuable upon the exercise of options held by Dr. Kurtzman that are exercisable within 60 days.

 (9) Includes 9,969 shares issuable upon the exercise of options held by Mr. Pratt that are exercisable within 60 days.

(10) Includes 4,232 shares issuable upon the exercise of options held by Dr. Horovitz that are exercisable within 60 days.


(11) Includes 312,340 shares issuable upon the exercise of options and warrants held by all directors and executive officers that are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock").

COMMON STOCK

     As of March 31, 1996, there were 4,529,015 shares of Common Stock outstanding held of record by approximately 210 stockholders.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

     As of March 31, 1996, the Company had outstanding warrants to purchase 257,880 shares of Common Stock (excluding warrants issued pursuant to the 1996 Bridge Financing) at exercise prices ranging from $4.87 per share to $7.80 per share. The warrants expire at various times from May 1998 to November 2000. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification, consolidations and certain dilutive sales of the securities for which the warrant is exercisable below the then existing exercise price. Each warrant may be exercised, without the payment of cash, for the number of shares of Common Stock purchasable, at the current market value of the Common Stock, by the difference between the aggregate exercise price of the warrant and the value, at the current market price per share of Common Stock of the aggregate number of shares purchasable under the warrant.

     In connection with the 1996 Bridge Financing, the Company issued warrants to purchase 213,125 shares of Common Stock in March 1996 at an exercise price equal to the greater of $0.25 per share and 80% of the offering price. The warrants expire in March 2001. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification, and consolidations. In addition, the warrant to purchase 19,375 shares granted to the Placement Agent provides that such warrant may be exercised, without the payment of cash, for the number of shares of Common Stock purchasable, at the current market value of the Common Stock, by the differences between the aggregate exercise price of the warrant and the value, at the current market price per share of Common Stock of the aggregate number of shares purchasable under the warrant.

     Holders of warrants have certain rights to require the Company to register the shares of Common Stock issued or issuable upon exercise of the warrants.

REGISTRATION RIGHTS

     Following this offering, holders of 3,271,839 shares of Common Stock and warrants to purchase 212,608 shares of Common Stock (excluding warrants issued pursuant to the 1996 Bridge Financing) will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of their respective subscription agreements or warrants, if the Company proposes to register any of its securities under the Securities Act at any time commencing 12 months after the closing of this offering, either for its own account or the account of others, the holders are entitled to notice of such registration and are entitled to include their shares of Common Stock; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. The holders may also require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration.

     No later than 180 days following the closing of this offering, the Company will also be required to register under the Securities Act 213,125 shares of Common Stock issuable upon exercise of warrants issued in the 1996 Bridge Financing. The Company is required to keep such registration effective until all holders have completed the distribution which will be described in such registration statement.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management -- Board Composition." These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and assuming no exercise of outstanding options or warrants and no exercise of the Underwriters over-allotment option, the Company will have outstanding 6,829,015 shares of Common Stock. Of these shares, the 2,300,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule 144. The remaining 4,529,015 shares of Common Stock held by existing stockholders (the "Restricted Shares") were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k), or 701 under the Securities Act, which are summarized below.

     In the absence of the restrictions contained in the agreements not to sell described below, approximately 526,002 of these Restricted Shares will be eligible for sale in the public market upon the date of this offering pursuant to Rule 144(k). In the absence of the restrictions contained in the agreements not to sell described below, approximately 474,487 additional Restricted Shares will be eligible for sale beginning 90 days after the date of this offering pursuant to Rule 144 and Rule 701. Holders of approximately 3,375,571 of the Restricted Shares are subject to agreements not to sell or otherwise transfer their shares for a certain period of time following the date of this offering (the "Lock-up Shares"). Of such Lock-up Shares, 2,831,619 will become available for sale in the public market 180 days after the date of this offering, although 1,700,513 of the Lock-up Shares will still be subject to certain volume and other restrictions on resale under Rule 144 at the expiration of such lock-up period. Wedbush Morgan Securities may, in its sole discretion and at any time without notice, release any or all of the holders of the Lock-up Shares from any or all of their obligations under their respective agreements not to sell.


     As of March 31, 1996, there were 823,275 shares of Common Stock issuable upon exercise of outstanding options. The Company intends to file registration statements under the Securities Act to register shares of Common Stock reserved for issuance under the 1993 Stock Plan, the 1996 Equity Incentive Plan the Directors' Plan and pursuant to an option granted to a director of the Company outside of the Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. Upon effectiveness of such registration statements, holders of vested options to purchase approximately 124,299 shares will be entitled to exercise such options and immediately sell such shares. Holders of options to purchase 323,967 shares of Common Stock have entered into agreements not to sell any shares of Common Stock received upon exercise of such options for 180 days following the date of this offering. Wedbush Morgan Securities, in its sole discretion and at any time without notice, may release any or all of such option holders from any or all of their obligations under their respective agreements not to sell.


     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 68,290 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Wedbush Morgan Securities, and Sands Brothers & Co., Ltd. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                             NUMBER
                                       NAME                                 OF SHARES
        ------------------------------------------------------------------  ---------
        Wedbush Morgan Securities.........................................
        Sands Brothers & Co., Ltd. .......................................
                                                                            ---------
                  Total...................................................  2,300,000
                                                                            =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and its independent accountants. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has agreed to issue to the Representatives of the Underwriters, warrants to purchase 230,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price (the "Underwriters' Warrants"). The
Underwriters' Warrants are exercisable at any time from                1997 to
               2001. The transferability of the Underwriters' Warrants is subject to compliance with applicable securities laws and is restricted for one year after the date of issuance. The Underwriters' Warrants will contain provisions for appropriate adjustments in the event of stock splits, stock dividends, combination, reorganizations or recapitalizations. In addition, the Company has granted certain rights to the holder of the Underwriters' Warrants to register the Common Stock underlying under the Securities Act.

     The Company has granted to the Underwriters an option, exercisable no later than 45 days after the date of this Prospectus, to purchase up to 345,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof. The Company has also agreed to pay to the Representatives an expense allowance on a nonaccountable basis of $150,000.

     The Company's directors, officers and certain other stockholders of the Company, who will own in the aggregate 1,273,015 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of the Representatives of the Underwriters, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Wedbush Morgan Securities, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant additional options under its 1993 Stock Plan, Incentive Plan, and Directors' Plan.

     The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gibson, Dunn & Crutcher, Irvine, California.

                                    EXPERTS

     The financial statements of Avigen as of June 30, 1994 and 1995 and for the period from October 22, 1992 (inception) through June 30, 1993, the years ended June 30, 1994 and 1995 and for the period from October 22, 1992 (inception) through June 30, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the uncertainty surrounding the Company's ability to continue as a going concern, as discussed in Note 1 of Notes to Financial Statements) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors.........................................................  F-2
Audited Financial Statements
Balance Sheets.........................................................................  F-3
Statements of Operations...............................................................  F-4
Statements of Stockholders' Equity (Deficit)...........................................  F-5
Statements of Cash Flows...............................................................  F-7
Notes to Financial Statements..........................................................  F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Avigen, Inc.

     We have audited the accompanying balance sheets of Avigen, Inc. (a development stage company) as of June 30, 1994 and 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from October 22, 1992 (inception) through June 30, 1993, the years ended June 30, 1994 and 1995 and for the period from October 22, 1992 (inception) through June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avigen, Inc. at June 30, 1994 and 1995, and the results of its operations and its cash flows for the period from October 22, 1992 (inception) through June 30, 1993, the years ended June 30, 1994 and 1995 and for the period from October 22, 1992 (inception) through June 30, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Avigen, Inc. will continue as a going concern. As more fully discussed in Note 1 to the financial statements, the Company is in the development stage, has incurred losses since inception through June 30, 1995 of $8.6 million and expects to incur substantial and increasing losses over the next several years. At June 30, 1995, the Company had a working capital deficit of $916,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note
1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Avigen, Inc. to continue as a going concern.

                                                         Ernst & Young LLP

Walnut Creek, California
September 8, 1995, except Note 10
as to which the date is
May 7, 1996

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                                   JUNE 30,
                                                           -------------------------
                                                              1994          1995
                                                           -----------   -----------    MARCH 31,      UNAUDITED
                                                                                           1996        PRO FORMA
                                                                                       ------------   STOCKHOLDERS'
                                                                                                       EQUITY AT
                                                                                       (UNAUDITED)     MARCH 31,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (NOTE 10)
Current assets:
  Cash and cash equivalents..............................  $   243,537   $   203,400   $  1,938,189
  Stock subscription receivable..........................       50,000       135,081             --
  Prepaid offering costs.................................      151,403            --        355,528
  Deferred debt financing costs, net.....................           --            --        188,442
  Other current assets...................................       22,523        12,603             --
                                                           -----------   -----------   ------------
         Total current assets............................      467,463       351,084      2,482,159
Property and equipment, net..............................    1,485,348     1,455,337      1,118,642
Organization costs, net..................................      145,741            --             --
Deposits and other assets................................       34,077        34,128         35,172
                                                           -----------   -----------   ------------
         Total assets....................................  $ 2,132,629   $ 1,840,549   $  3,635,973
                                                           ===========   ===========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................  $   655,023   $   615,199   $    662,852
  Accrued compensation and related expenses..............       95,389        70,583        104,125
  Accrued liabilities....................................      437,333       577,944        880,995
  Current portion of capital lease obligations...........        4,564         3,761         17,241
  Notes payable..........................................      889,800            --      1,645,719
                                                           -----------   -----------   ------------
         Total current liabilities.......................    2,082,109     1,267,487      3,310,932
Accrued rent.............................................       92,412       174,556        252,222
Capital lease obligations, less current portion..........       26,687       214,250        192,803
Commitments
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 30,000,000 shares
    authorized (5,000,000 pro forma), issuable in series:
    1,294,171, 2,069,326 and 2,338,293 shares issued and
      outstanding at June 30, 1994, June 30, 1995 and
      March 31, 1996 (none pro forma); aggregate
      liquidation preference of $10,313,121 and
      $12,497,531 at June 30, 1995 and March 31, 1996,
      respectively.......................................        1,294         2,069          2,338   $         --
  Common stock:
    Class A, $.001 par value, 100,000,000 shares
      authorized (30,000,000 pro forma), 1,942,653 shares
      issued and outstanding at June 30, 1994 and 1995,
      2,173,262 shares issued and outstanding at March
      31, 1996 (4,529,015 shares issued and outstanding
      pro forma).........................................        1,942         1,942          2,173          4,529
    Class B convertible, $.001 par value, 500,000 shares
      authorized (none pro forma), 90,293 shares issued
      and outstanding at June 30, 1994 and 1995, none
      issued and outstanding at March 31, 1996 (none pro
      forma).............................................           90            90             --             --
  Additional paid-in capital.............................    5,270,995     8,788,046     11,151,893     11,151,875
  Deferred compensation..................................           --            --       (137,604)      (137,604)
  Deficit accumulated during the development stage.......   (5,342,900)   (8,607,891)   (11,138,784)   (11,138,784)
                                                           -----------   -----------   ------------   ------------
         Total stockholders' equity (deficit)............      (68,579)      184,256       (119,984)  $   (119,984)
                                                                                                      ============
                                                           -----------   -----------   ------------
         Total liabilities and stockholders' equity
           (deficit).....................................  $ 2,132,629   $ 1,840,549   $  3,635,973
                                                           ===========   ===========   ============

                            See accompanying notes.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                         PERIOD FROM                                  PERIOD FROM                                  PERIOD FROM
                       OCTOBER 22, 1992                             OCTOBER 22, 1992                             OCTOBER 22, 1992
                         (INCEPTION)                                  (INCEPTION)         NINE MONTHS ENDED        (INCEPTION)
                           THROUGH         YEARS ENDED JUNE 30,         THROUGH               MARCH 31,              THROUGH
                           JUNE 30,      -------------------------      JUNE 30,      -------------------------     MARCH 31,
                             1993           1994          1995            1995           1995          1996            1996
                       ----------------  -----------   -----------  ----------------  -----------   -----------  ----------------
                                                                                             (UNAUDITED)           (UNAUDITED)
Grant revenue.........   $         --    $        --   $   177,804    $    177,804    $    90,402   $    87,402    $    265,206
Expenses:
  Research and
    development.......        932,143      2,557,698     2,289,881       5,779,722      1,526,506     1,875,348       7,655,070
  General and
    administrative....        537,889      1,283,727     1,333,756       3,155,372        982,746       707,955       3,863,327
                          -----------    -----------   -----------     -----------    -----------   ------------
                            1,470,032      3,841,425     3,623,637       8,935,094      2,509,252     2,583,303      11,518,397
                          -----------    -----------   -----------     -----------    -----------   ------------
Loss from
  operations..........     (1,470,032)    (3,841,425)   (3,445,833)     (8,757,290)    (2,418,850)   (2,495,901)    (11,253,191)
Interest expense,
  net.................        (23,742)        (7,701)       (8,579)        (40,022)       (10,483)      (38,907)        (78,929)
Other income..........             --             --       189,421         189,421          8,822         3,915         193,336
                          -----------    -----------   -----------     -----------    -----------   ------------
Net loss..............   $ (1,493,774)   $(3,849,126)  $(3,264,991)   $ (8,607,891)   $(2,420,511)  $(2,530,893)   $(11,138,784)
                          ===========    ===========   ===========     ===========    ===========   ============
Pro forma net loss per
  share...............                                 $     (0.62)                                 $     (0.47)
                                                       ===========                                  ============
Shares used in
  computing pro forma
  net loss per
  share...............                                   5,295,064                                    5,432,384
                                                       ===========                                  ============


                            See accompanying notes.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        PERIOD FROM OCTOBER 22, 1992 (INCEPTION) THROUGH MARCH 31, 1996

                                               COMMON STOCK
                                  --------------------------------------                               DEFICIT
                                                                                                     ACCUMULATED        TOTAL
               PREFERRED STOCK         CLASS A             CLASS B        ADDITIONAL                  DURING THE    STOCKHOLDERS
              ------------------  ------------------  ------------------   PAID-IN       DEFERRED    DEVELOPMENT       EQUITY
               SHARES     AMOUNT   SHARES     AMOUNT   SHARES     AMOUNT   CAPITAL     COMPENSATION     STAGE         (DEFICIT)
              ---------   ------  ---------   ------  ---------   ------  ----------   ------------  ------------   -------------
Balance at
  October 22,
  1992
  (inception)...        -- $  --         --   $  --          --   $  --   $       --     $     --    $         --    $        --
  Issuance of
    Class A
    common
    stock at
    $.004 per
    share in
    November
    and
    December
    1992 in
   connection
    with
    merger
    with
    Vestmark,
    Inc......        --      --     896,062     896          --      --        4,074           --              --          4,970
  Issuance of
    Class A
    common
    stock at
    $.554 per
    share
    from
    January
    to June
    1993 for
    services
  rendered...        --      --      20,316      20          --      --       11,230           --              --         11,250
  Issuance of
    Class A
    common
    stock at
    $.004 to
    $.222 per
    share
    from
    November
    1992 to
    March
    1993 for
    cash and
    certain
    license
    rights...        --      --   1,003,406   1,003          --      --       54,267           --              --         55,270
  Issuance of
    Class B
    common
    stock at
    $.004 per
    share in
    December
    1992 for
    cash.....        --      --          --      --      90,293      90          310           --              --            400
  Issuance of
    Series A
    preferred
    stock at
    $4.43 per
    share
    from
    March to
    June 1993
    for cash
    (net of
    issuance
    costs of
 $410,900)...   678,865     679          --      --          --      --    2,595,922           --              --      2,596,601
  Issuance of
    Series A
    preferred
    stock at
    $3.85 per
    share in
    March
    1993 for
 cancellation
    of note
    payable
    and
    accrued
  interest...    68,991      69          --      --          --      --      265,833           --              --        265,902
  Net loss...        --      --          --      --          --      --           --           --      (1,493,774)    (1,493,774)
              ---------   ------  ---------   ------     ------    ----   ----------     --------    -------------   -----------
Balance at
  June 30,
  1993.......   747,856     748   1,919,784   1,919      90,293      90    2,931,636           --      (1,493,774)     1,440,619
  Issuance of
    Class A
    common
    stock at
    $.004 per
    share in
    November
    1993
    pursuant
    to
 antidilution
    rights...        --      --      22,869      23          --      --           78           --              --            101
  Issuance of
    Series A
    preferred
    stock at
    $4.43 per
    share
    from July
    to
    November
    1993 for
    cash and
   receivable
    (net of
    issuance
    costs of
 $187,205)...   418,284     418          --      --          --      --    1,665,377           --              --      1,665,795
  Issuance of
    Series B
    preferred
    stock at
    $5.54 per
    share in
    March
    1994 for
    cash (net
    of
    issuance
    costs of
  $34,968)...   128,031     128          --      --          --      --      673,904           --              --        674,032
  Net loss...        --      --          --      --          --      --           --           --      (3,849,126)    (3,849,126)
              ---------   ------  ---------   ------     ------    ----   ----------     --------    -------------   -----------
Balance at
  June 30,
  1994....... 1,294,171   1,294   1,942,653   1,942      90,293      90    5,270,995           --      (5,342,900)       (68,579)
  Issuance of
    Series C
    preferred
    stock at
    $4.87 per
    share
    from
    August
    1994 to
    June 1995
    for cash
    and
  receivables
    (net of
    issuance
    costs of
 $259,620)...   739,655     740          --      --          --      --    3,344,086           --              --      3,344,826
  Issuance of
    Series C
    preferred
    stock at
    $4.87 per
    share in
    June 1995
    for
 cancellation
    of notes
   payable...    35,500      35          --      --          --      --      172,965           --              --        173,000
  Net loss...        --      --          --      --          --      --           --           --      (3,264,991)    (3,264,991)
              ---------   ------  ---------   ------     ------    ----   ----------     --------    -------------   -----------
Balance at
  June 30,
  1995....... 2,069,326   2,069   1,942,653   1,942      90,293      90    8,788,046           --      (8,607,891)       184,256

                                  AVIGEN, INC.

                         (A DEVELOPMENT STAGE COMPANY)


          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED) PERIOD FROM OCTOBER 22, 1992 (INCEPTION) THROUGH MARCH 31, 1996


                                              COMMON STOCK
                                 --------------------------------------                                DEFICIT
                                                                                                     ACCUMULATED        TOTAL
              PREFERRED STOCK         CLASS A             CLASS B        ADDITIONAL                   DURING THE    STOCKHOLDERS'
             ------------------  ------------------  ------------------    PAID-IN       DEFERRED    DEVELOPMENT       EQUITY
              SHARES     AMOUNT   SHARES     AMOUNT   SHARES     AMOUNT    CAPITAL     COMPENSATION     STAGE         (DEFICIT)
             ---------   ------  ---------   ------  ---------   ------  -----------   ------------  ------------   -------------
  Issuance
    of
    Series C
   preferred
    stock at
    $4.87
    per
    share in
    July
    1995 for
    cash
    (net of
    issuance
    costs of
    $26,000)
    (unaudited)...    41,042    41        --    --          --      --       173,959            --             --        174,000
  Issuance
    of
    Series D
   preferred
    stock at
    $7.09
    per
    share
    from
    October
    1995 to
    February
    1996 for
    cash
    (net of
    issuance
    costs of
    $25,279)
    (unaudited)...   205,351   205        --    --          --      --     1,430,005            --             --      1,430,210
  Issuance
    of
    Series D
   preferred
    stock at
    $7.09
    per
    share in
    March
    1996 in
  settlement
    of
    accounts
    payable
    (unaudited)...    22,574    23        --    --          --      --       160,027            --             --        160,050
  Issuance
    of Class
    A common
    stock at
    $.004
    per
    share in
    March
    1996
    pursuant
    to
antidilution
    rights
    (unaudited)...        --    --    17,630    18          --      --            60            --             --             78
  Conversion
    of Class
    B common
    stock to
    Class A
    common
    stock
    (unaudited)..        --    --   231,304    231     (90,293)    (90 )        (141)           --             --             --
  Repurchase
    of
    common
    stock
    (unaudited)...        --    --   (18,325)   (18 )        --     --           (63)           --             --            (81)
  Issuance
    of stock
    options
    in
  settlement
    of
    certain
    accrued
 liabilities
    (unaudited)...        --    --        --    --          --      --       137,396            --             --        137,396
  Issuance
    of
    warrants
    to
    purchase
    Class A
    common
    stock in
  connection
    with
    1996
    Bridge
   Financing
    (unaudited)...        --    --        --    --          --      --       300,000            --             --        300,000
  Deferred
compensation
    (unaudited)...        --    --        --    --          --      --       162,604      (137,604)            --         25,000
  Net loss
  (unaudited)...        --    --        --      --          --      --            --            --     (2,530,893)    (2,530,893)
             ---------   ------  ---------   ------     ------    ----    ----------      --------   -------------   -----------
Balance at
  March 31,
  1996
  (unaudited)... 2,338,293 $2,338 2,173,262  $2,173         --   $  --   $11,151,893    $ (137,604)  $(11,138,784)   $  (119,984)
             =========   ======  =========   ======     ======    ====    ==========      ========   =============   ===========


                            See accompanying notes.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                     PERIOD FROM                                    PERIOD FROM                                    PERIOD FROM
                   OCTOBER 22, 1992                               OCTOBER 22, 1992                               OCTOBER 22, 1992
                     (INCEPTION)                                    (INCEPTION)             NINE MONTHS            (INCEPTION)
                       THROUGH           YEAR ENDED JUNE 30,          THROUGH             ENDED MARCH 31,            THROUGH
                       JUNE 30,       -------------------------       JUNE 30,       -------------------------      MARCH 31,
                         1993            1994          1995             1995            1995          1996             1996
                   ----------------   -----------   -----------   ----------------   -----------   -----------   ----------------
                                                                                            (UNAUDITED)          (UNAUDITED)
OPERATING
  ACTIVITIES
Net loss..........   $ (1,493,774)    $(3,849,126)  $(3,264,991)    $ (8,607,891)    $(2,420,511)  $(2,530,893)    $(11,138,784)
Adjustments to
  reconcile net
  loss to net cash
  used in
  operating
  activities:
    Depreciation
      and
   amortization...         26,951         309,783       367,710          704,444         275,783       323,063        1,027,507
    Amortization
      of deferred
    compensation..             --              --            --               --              --        25,000           25,000
    Write-off of
    organizational
      costs.......             --              --       145,741          145,741         145,741            --          145,741
    Class A common
      stock issued
      for
      services....         11,250              --            --           11,250              --            --           11,250
    Noncash
      interest
      expense.....         15,902              --            --           15,902              --            --           15,902
    Changes in
      operating
      assets and
      liabilities:
        Prepaids,
          deposits
          and
          other
          assets..       (444,697)        388,097         9,869          (46,731)          5,482        11,559          (35,172)
        Prepaid
          offering
          costs...             --              --            --               --              --      (355,528)        (355,528)
        Accounts
          payable,
          accrued
       liabilities
          and
          accrued
      compensation
          and
          related
       expenses...        469,094         718,651        75,981        1,263,726         (90,532)      521,642        1,785,368
        Accrued
          rent....         10,268          82,144        82,144          174,556          61,608        77,666          252,222
                      -----------     -----------   -----------      -----------     -----------   -----------     ------------
Net cash used in
  operating
  activities......     (1,405,006)     (2,350,451)   (2,583,546)      (6,339,003)     (2,022,429)   (1,927,491)      (8,266,494)
INVESTING
  ACTIVITIES
Purchases of
  property and
  equipment.......       (618,078)     (1,098,263)     (144,299)      (1,860,640)        (93,182)      (19,874)      (1,880,514)
Disposal of
  property and
  equipment.......             --              --            --               --              --        47,033           47,033
Organization
  costs...........       (218,601)             --            --         (218,601)             --            --         (218,601)
                      -----------     -----------   -----------      -----------     -----------   -----------     ------------
Net cash (used in)
  provided by
  investing
  activities......       (836,679)     (1,098,263)     (144,299)      (2,079,241)        (93,182)       27,159       (2,052,082)
FINANCING
  ACTIVITIES
Proceeds from
  notes payable...        870,000         889,800       173,000        1,932,800              --       200,000        2,132,800
1996 bridge
  financing.......             --              --            --               --              --     1,937,500        1,937,500
Deferred offering
  costs...........             --              --            --               --              --      (193,750)        (193,750)
Repayment of notes
  payable.........       (620,000)             --      (889,800)      (1,509,800)       (889,800)     (200,000)      (1,709,800)
Payments on
  capital lease
  obligations.....             --          (1,630)       (6,640)          (8,270)         (3,560)       (7,967)         (16,237)
Net proceeds from
  issuance of
  preferred
  stock...........      2,596,601       2,138,424     3,411,148        8,146,173       2,944,526     1,899,341       10,045,514
Issuance of common
  stock, net of
  repurchases.....         60,640             101            --           60,741              --            (3)          60,738
                      -----------     -----------   -----------      -----------     -----------   -----------     ------------
Net cash provided
  by financing
  activities......      2,907,241       3,026,695     2,687,708        8,621,644       2,051,166     3,635,121       12,256,765
                      -----------     -----------   -----------      -----------     -----------   -----------     ------------
Net (decrease)
  increase in cash
  and cash
  equivalents.....        665,556        (422,019)      (40,137)         203,400         (64,445)    1,734,789        1,938,189
Cash and cash
  equivalents,
  beginning of
  period..........             --         665,556       243,537               --         243,537       203,400               --
                      -----------     -----------   -----------      -----------     -----------   -----------     ------------
Cash and cash
  equivalents, end
  of period.......   $    665,556     $   243,537   $   203,400     $    203,400     $   179,092   $ 1,938,189     $  1,938,189
                      ===========     ===========   ===========      ===========     ===========   ===========     ============
Supplemental
  disclosure:
  Issuance of
    preferred
    stock for
    cancellation
    of notes
    payable and
    accrued
    interest......   $    265,902     $        --   $   173,000     $    438,902     $        --   $        --     $    438,902
  Issuance of
    stock options
    for repayment
    of certain
    accrued
    liabilities...             --              --            --               --              --       137,396          137,396
  Deferred
    compensation
    related to
    stock option
    grants........   $         --     $        --   $        --     $         --     $        --   $   162,604     $    162,604
  Purchases of
    property and
    equipment
    under capital
    lease
   arrangements...   $         --     $    32,881   $   193,400     $    226,281     $        --   $        --     $    226,281
  Cash paid for
    interest......   $         --     $    12,085   $    33,892     $     79,462     $    22,172   $    25,652     $    105,114

                            See accompanying notes.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Description of Business

     Avigen, Inc. (the "Company") was incorporated on October 22, 1992 in Delaware for the purpose of development and commercialization of gene-based therapeutic products. In November 1992, the Company's stockholders approved a definitive Agreement and Plan of Merger (the "Merger") with Vestmark Inc., a New York corporation incorporated on July 25, 1991. The merger became effective under Delaware law on December 2, 1992. Vestmark Inc. had no operations through the date of merger with the Company. Pursuant to the Merger, the Company became the succeeding corporation. The stockholders of Vestmark Inc. were issued 896,062 shares of Class A common stock of the Company, in exchange for $4,970 and all the outstanding stock of Vestmark, Inc.

 Basis of Presentation

     The Company is in the development stage devoting substantially all of its efforts to research and development. During its development stage, the Company has incurred cumulative net losses of approximately $8.6 million through June 30, 1995, and expects to incur substantial and increasing losses over the next several years. At June 30, 1995, the Company had a working capital deficit of $916,000. The Company plans to finance its operations primarily through proceeds from equity or debt offerings, including the Company's proposed initial public offering (the "Offering"). The Company will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize its proposed products. The Company's future capital requirements will depend on many factors, including continued scientific progress in research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities and other factors which may not be within the Company's control. The Company anticipates that its existing capital resources, including the net proceeds of the proposed Offering if completed on the terms presently anticipated, will be adequate to fund its capital needs for at least 12 months.

     Without additional funding, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, or obtain funds through arrangements with collaborative partners or others which may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself on its own. As there can be no assurance that the Company will be able to raise additional funds on acceptable terms, if at all, these conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the possible inability of the Company to continue as a going concern.

 Interim Financial Information

     The financial information at March 31, 1996 and for the nine-month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for such periods. The results for the interim periods are not necessarily indicative of results expected for the entire year ended June 30, 1996.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents. Substantially all of the Company's cash and cash equivalents are maintained by one major financial institution.

  Organization Costs

     Organization costs are stated at cost, less accumulated amortization. During 1995, the remaining unamortized balance of organization costs was written off as a result of management's assessment of recoverability.

  Grant Revenue

     Revenue consists of revenue from grants which are recognized in accordance with the terms of the related agreements.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets, which range from five to seven years, using the straight-line method.

     Leasehold improvements and assets under capital leases are amortized over the lives of the related leases or their estimated useful lives, whichever is shorter, using the straight-line method. Accumulated amortization of assets under capital lease was $19,834 and $1,174 at June 30, 1995 and 1994, respectively.

  Accounting for the Impairment of Long-Lived Assets

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121") was issued. The Company will adopt SFAS 121 beginning in fiscal year 1997, and based on current circumstances, management does not believe adoption will have a material effect on the Company's results of operations or financial position.

  Stock-Based Compensation

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") was issued and is effective for the Company's fiscal year 1997. As permitted under SFAS 123, the Company intends to continue to account for employee stock options in accordance with APB Opinion No. 25 and will make the necessary pro forma disclosures mandated by SFAS 123 beginning in fiscal year 1997.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Net Loss Per Share

     Except as noted below, net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, warrants and preferred stock) issued during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the if-converted method for preferred stock at the estimated initial public offering price). Per share information calculated on the above noted basis is as follows:

                               PERIOD FROM
                             OCTOBER 22, 1992           YEAR ENDED              NINE MONTHS ENDED
                               (INCEPTION)               JUNE 30,                   MARCH 31,
                                 THROUGH         ------------------------    ------------------------
                              JUNE 30, 1993         1994          1995          1995          1996
                             ----------------    ----------    ----------    ----------    ----------
                                                                                   (UNAUDITED)
Net loss per share..........    $    (0.45)      $    (1.08)   $    (0.91)   $    (0.70)   $    (0.71)
                                 =========        =========     =========     =========     =========
Shares used in calculating
  net loss per share........     3,284,889        3,559,345     3,568,767     3,568,767     3,556,550
                                 =========        =========     =========     =========     =========

     Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock issued more than twelve months from the proposed initial public offering that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

  Reclassifications

     Certain 1993 and 1994 balances have been reclassified to conform to the 1995 presentation.

 2. LICENSING AGREEMENTS

     The Company has entered into various license agreements with universities and medical research centers for the use of certain technologies. Generally, such agreements require the Company to pay the licensor a royalty on sales of products incorporating the licensed technology. Certain of these agreements require the payment of minimum royalties for specified periods and payments upon the achievement of specified milestones. These agreements are generally cancelable by the Company upon written notice without significant financial penalty, or by the licensors if the Company does not meet development milestones specified in the agreements.

     The Company entered into an exclusive license agreement for the use of patented technology with Research Corporation Technologies ("RCT"). This agreement requires the Company to achieve certain development milestones in order to continue to use the technology. In the event the Company fails to achieve any of these milestones by their applicable deadlines, the Company has the right to pay RCT additional fees of up to $250,000 to extend certain of the deadlines for specified periods. If the Company has not made good faith and diligent efforts in connection with the initial extension, RCT can terminate the agreement.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 3. NOTES PAYABLE

     At June 30, 1994, the Company had a term note payable to a bank in the amount of $880,000 which bore interest at 7.25%. The note and related interest were paid during fiscal year 1995.

 4. LEASE ARRANGEMENTS

     The Company leases its facility under a noncancelable operating lease agreement with an initial lease term of one year or more. The lease agreement has variable payment terms; however, the Company is recognizing rent expense on a straight-line basis over the life of the lease. The lease expires in May 2003. The Company also has entered into various capital leases for office furniture and laboratory equipment with an initial lease term of one year or more. Future minimum lease payments are as follows:

                                                                   CAPITAL      OPERATING
                         YEAR ENDING JUNE 30                        LEASES        LEASE
    -------------------------------------------------------------  --------     ----------
          1996...................................................  $ 37,646     $  305,370
          1997...................................................    57,078        397,670
          1998...................................................    84,282        419,520
          1999...................................................    84,282        419,520
          2000...................................................    49,929        419,520
          Thereafter.............................................        --      1,206,120
                                                                   --------     ----------
          Total minimum lease payments...........................   313,217     $3,167,720
                                                                                ==========
    Less amount representing interest............................   (95,206)
                                                                   --------
    Present value of minimum lease payments......................   218,011
    Less current portion of capital lease obligations............    (3,761)
                                                                   --------
    Long-term capital lease obligations..........................  $214,250
                                                                   ========
    Rent expense for fiscal year 1995 was $342,361 ($369,610 in 1994 and $68,845 for the period from October 22, 1992 through June 30, 1993).

 5. STOCKHOLDERS' EQUITY

  Preferred Stock

     Preferred stock consists of the following:

                                      SHARES DESIGNATED                 SHARES ISSUED AND OUTSTANDING
                             ------------------------------------     ---------------------------------
                                     JUNE 30,                                JUNE 30,
                             ------------------------  MARCH 31,      ----------------------  MARCH 31,
                                1994         1995         1996           1994        1995       1996
                             -----------  -----------  ----------     ----------  ----------  ---------
Series A...................    6,000,000    6,000,000   6,000,000      1,166,140   1,166,140  1,166,140
Series B...................    4,000,000    4,000,000     673,920        128,031     128,031    128,031
Series C...................           --   15,500,000   4,000,000             --     775,155    816,197
Series D...................           --           --   2,500,000             --          --    227,925
                              ----------   ----------  ----------      ---------   ---------  ---------
Total......................   10,000,000   25,500,000  13,173,920      1,294,171   2,069,326  2,338,293
                              ==========   ==========  ==========      =========   =========  =========

     The holders of Series A, B and C convertible preferred stock are entitled to cumulative annual dividends of $.2215, $.2769 and $.2215 per share, respectively, whether or not declared by the Board of Directors. The

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 5. STOCKHOLDERS' EQUITY -- (CONTINUED)
holders of Series D convertible preferred stock are entitled to receive dividends when and if declared by the Board of Directors. In the event of liquidation or winding up of the Company, holders of Series A, B, C and D convertible preferred stock are entitled to receive liquidation preferences equal to $4.43, $5.54, $4.87 and $7.09 per share, respectively, plus any accrued but unpaid dividends. As of June 30, 1995, the cumulative dividends payable in the event of a liquidation for Series A, B, and C convertible preferred stock were $510,143, $45,357 and $105,039, respectively, ($703,872, $71,944 and
$253,488 at March 31, 1996). Each share of Series A, C and D convertible preferred stock is automatically converted into one share of Class A common stock and each share of Series B convertible preferred stock is automatically converted into 1.1364 shares of Class A common stock upon the closing of an underwritten initial public offering of the Class A common stock pursuant to an effective registration statement under the Securities Act with aggregate gross proceeds to the Company in excess of $10,000,000 or upon the written notice to the Company from the holders of a majority of the outstanding shares of Series A, B, C and D preferred stock consenting thereto. Upon conversion of the Series A, B and C convertible preferred stock into Class A common stock, all accrued but unpaid cumulative dividends will be canceled.

     Holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock could be converted. The voting rights of preferred stockholders are equal to the voting rights of holders of common stock.

  Common Stock

     Class A and Class B common stock have been issued to founders and certain employees, investors and consultants of the Company. Certain of these shares (79,816 shares at June 30, 1995, 22,513 shares at March 31, 1996) are subject to repurchase by the Company at $.004 per share in the event of termination of employment, death or disability. Such rights lapse over specified periods.

     Certain Class A stockholders have antidilution provisions specified in their stock purchase agreements. The Company has reserved 17,630 shares which are issuable at $.004 per share to these stockholders as of June 30, 1995. Such shares were issued in March 1996.

     The Class B common stock automatically converts into the number of shares of Class A common stock equal to 5% of the fully diluted capitalization of the Company upon the receipt by the Company of cumulative capital contributions of $10,000,000 from the date of incorporation, excluding any consideration not actually received but deemed to be received as a result of the sale of rights or options to purchase additional shares of Class A common stock or convertible securities.

     In July 1995, cumulative capital contributions since incorporation reached the $10,000,000 level, and the board of directors subsequently approved the conversion of the Class B common shares into 231,304 shares of Class A common stock.

  Warrants

     In March 1993, in connection with a financing arrangement, the Company issued warrants to purchase 6,899 shares of Series A preferred stock at an exercise price of $4.87 to a relative of a member of the board of directors. The warrants are exercisable at any time for a period of five years from the date of issuance.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 5. STOCKHOLDERS' EQUITY -- (CONTINUED)
     In connection with offerings of preferred stock, the Company has issued or has agreed to issue to related parties (see Note 7) warrants to purchase 108,583 shares of Series A preferred stock, 12,802 shares of Series B preferred stock, 78,065 shares of Series C preferred stock and 45,272 shares of Series D preferred stock at exercise prices of $4.87, $6.11, $5.36 and $7.80 per share, respectively. The warrants are exercisable at any time for a period of five years from the closing of the respective offering.

     In connection with a financing arrangement in the nine-month period ended March 31, 1996, the Company issued warrants to purchase 4,513 shares of Class A common stock at an exercise price of $7.09 to entities managed by related parties (see Note 7). The warrants are exercisable at any time for a period of ten years from the date of issuance.

     See Notes 7 and 9 for a description of warrants issued in connection with the Company's March 1996 Bridge Financing.

  Stock Options

     In 1993, the Company established a stock option plan (the "1993 Plan") under which incentive and nonqualified stock options may be granted to key employees, directors and consultants of the Company to purchase up to 338,600 shares of Class A common stock. Under the 1993 Plan, options may be granted at a price per share not less than the fair market value at the date of grant as determined by the Board of Directors. Options granted generally have a maximum term of 10 years from the grant date and become exercisable over four years. Option activity under the 1993 Plan from June 30, 1993 to March 31, 1996 was as follows:


                                                                         OPTIONS
                                                                  ---------------------
                                                                  OPTIONS       PRICE
                                                                  -------     ---------
        Outstanding at June 30, 1993............................    4,514     $.44
          Granted...............................................   58,690     .44
          Canceled..............................................       --
                                                                  -------
        Outstanding at June 30, 1994............................   63,204     $.44
          Granted...............................................  115,237     .44-.66
          Canceled..............................................  (16,930)    .44
                                                                  -------
        Outstanding at June 30, 1995............................  161,511     $.44-.66
          Granted...............................................  193,476     .44-.71
          Canceled..............................................  (46,960)    .44-.66
                                                                  -------
        Outstanding at March 31, 1996...........................  308,027     $.44-.71
                                                                  =======



     At June 30, 1994 and 1995, options to purchase 6,703 shares and 35,561 shares, respectively, of common stock were exercisable at prices from $.44 to $.49 per share (113,958 at March 31, 1996). At June 30, 1995, 177,089 options were available for future grant under the 1993 Plan (30,573 at March 31, 1996).


     In July 1995, the Company granted a board member an option to purchase 515,248 shares of common stock at $0.49 per share, exercisable for five years from the date of grant. The shares vest in equal monthly installments over thirty-six months (128,812 shares were vested at March 31, 1996). The shares issuable upon exercise of such option are subject to repurchase at the original price per share upon cessation of service prior to vesting in such shares. Such grant was made outside of the 1993 Plan.

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 5. STOCKHOLDERS' EQUITY -- (CONTINUED)
     For certain options granted, the Company recognized as deferred compensation the excess of the deemed value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. Total deferred compensation of $162,604 recorded during the nine-month period ended March 31, 1996 is being amortized over the vesting period for such options.

  Reserved Shares

     Class A common shares are reserved for future issuance as follows:

                                                                    JUNE 30,      MARCH 31,
                                                                      1995          1996
                                                                    ---------     ---------
    Pursuant to antidilution provisions...........................     17,630            --
    Conversion of Class B common stock............................    227,532            --
    Conversion of Series A preferred stock (including warrants)...  1,281,622     1,281,622
    Conversion of Series B preferred stock (including warrants)...    160,039       160,039
    Conversion of Series C preferred stock (including warrants)...    853,250       894,262
    Conversion of Series D preferred stock (including warrants)...         --       273,197
    Stock option plan.............................................    338,600       338,600
    Stock options outside of plan.................................         --       515,248
    Class A common stock warrants.................................         --         4,513
                                                                    ---------     ---------
                                                                    2,878,673     3,467,481
                                                                    =========     =========

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 6. BALANCE SHEET DETAIL

     Accrued liabilities consists of the following:

                                                             JUNE 30,
                                                     -------------------------     MARCH 31,
                                                        1994           1995           1996
                                                     ----------     ----------     ----------
    Accrued consulting fees........................  $  205,833     $  393,125     $  123,500
    Accrued license fees...........................     227,500        109,776        122,815
    Accrued offering costs.........................          --             --        355,528
    Accrued financing costs........................          --             --        193,750
    Other..........................................       4,000         75,043         85,402
                                                     ----------     ----------     ----------
                                                     $  437,333     $  577,944     $  880,995
                                                     ==========     ==========     ==========
    Property and equipment consists of the
      following:
    Leasehold improvements.........................  $1,116,549     $1,116,109     $1,116,109
    Office equipment...............................      40,031         44,386         45,222
    Furniture and fixtures.........................      26,485         32,700         32,700
    Laboratory equipment...........................     533,276        667,445        635,175
    Furniture under capital lease..................      32,881         32,881         32,881
    Laboratory equipment under capital lease.......          --        193,400        193,400
                                                     ----------     ----------     ----------
    Property and equipment.........................   1,749,222      2,086,921      2,055,487
    Accumulated depreciation and amortization......    (263,874)      (631,584)      (936,845)
                                                     ----------     ----------     ----------
                                                     $1,485,348     $1,455,337     $1,118,642
                                                     ==========     ==========     ==========

 7. RELATED PARTY TRANSACTIONS

     As part of its continuous program of research and development, the Company retains consultants to consult with and advise the Company. Certain of the consultants are holders of the Company's common stock or options to purchase common stock. Consulting expenses relating to these stockholders and option holders were $193,000 and $275,000 for the years ended June 30, 1994 and 1995, respectively ($90,999 in 1993). The amounts payable to these consultants at June 30, 1994 and 1995 were $205,833 and $393,125, respectively.

     A stockholder and Director of the Company (the "Director") is an officer and sole shareholder of Paramount Capital (the "Placement Agent"). In connection with the Series A convertible preferred stock offerings, the Placement Agent received a commission of $442,110, an expense allowance of $50,000, and warrants to purchase up to 47,569 shares of Series A convertible preferred stock (see
Note 5). In connection with the Series C convertible preferred stock offering, the Placement Agent received a commission of $129,025 and warrants to purchase 24,471 shares of Series C convertible preferred stock (see Note 5). In connection with the March 1996 Bridge Financing (See Note 9), the Company agreed to pay the Placement Agent a commission equal to $193,750 and to issue warrants to purchase 19,375 shares of Class A common stock at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the offering price.

     In May 1995, two promissory notes totaling $173,000 from the Director were converted into 35,500 shares of Series C convertible preferred stock at $4.87 per share. In the six-month period ended December 31, 1995, entities managed by the Director and another member of the Board of Directors loaned the Company $200,000 which was repaid in December 1995. In connection with these agreements, the Company issued warrants to purchase 4,513 shares of Class A common stock (see Note 5).

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 7. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Director has personally guaranteed the Company's five-year lease on the office and laboratory facilities (see Note 4).


     The Company has entered into non-exclusive agreements with Maxzen Medical Technologies ("Maxzen") for the purpose of identifying potential investors in Japan. A director of the Company is affiliated with Maxzen. Under the terms of the agreements, Maxzen receives commissions, payable in cash and warrants, determined based on investments in the Company initiated by Maxzen. Through June 30, 1995, Maxzen had earned commissions under the agreements amounting to $271,561 and warrants for the purchase of 61,014 shares of Series A preferred stock, 12,802 shares of Series B preferred stock and 53,594 shares of Series C preferred stock (see Note 5). In connection with the 1996 Series D preferred stock offering, the Company agreed to pay the director a finder's fee of $25,279 and issued warrants to purchase 45,272 shares of Series D preferred stock (see
Note 5).


 8. INCOME TAXES

     The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

     Significant components of the Company's deferred tax assets are as follows:

                                                  JUNE 30, 1994                JUNE 30, 1995
                                            -------------------------     ------------------------
                                              FEDERAL         STATE        FEDERAL         STATE
                                            -----------     ---------     ----------     ---------
Net operating loss carryforward...........  $ 1,614,000     $  68,000     $2,543,000     $ 111,000
Research and development credit
  carryforward............................      215,000        86,000        335,000        88,000
Accelerated depreciation..................       63,000        11,000        135,000        24,000
Deferred rent expense.....................       31,000         6,000         59,000        10,000
Capitalized research and development......           --       156,000             --       284,000
Other.....................................       33,000         6,000         69,000        12,000
                                            -----------     ---------     -----------    ---------
Gross deferred tax assets.................    1,956,000       333,000      3,141,000       529,000
Valuation allowance.......................   (1,956,000)     (333,000)    (3,141,000)     (529,000)
                                            -----------     ---------     -----------    ---------
Net deferred tax assets...................  $        --     $      --     $       --     $      --
                                            ===========     =========     ===========    =========

     The valuation allowance increased by $1,751,000 and $1,381,000 for the fiscal years ended in 1994 and 1995, respectively.

     At June 30, 1995, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $7,481,000 and $1,843,000, respectively, which expire in 1998 through 2010. At June 30, 1995, the Company has research and development credit carryforwards for federal tax purposes of approximately $335,000, which expire in 2008 through 2010.

     Because of the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's tax net operating loss carryforward and tax credit carryforwards may be subject to an annual

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

      (INFORMATION AT MARCH 31, 1996 AND FOR THE NINE-MONTH PERIODS ENDED
                     MARCH 31, 1995 AND 1996 IS UNAUDITED)

 8. INCOME TAXES -- (CONTINUED)
limitation in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

 9. 1996 BRIDGE FINANCING

     In March 1996, the Company completed a bridge financing pursuant to which the Company issued $1,937,500 principal amount of bridge notes payable and 193,750 warrants to purchase Class A common stock at an exercise price per share equal to the greater of $0.25 per share and 80% of the Offering price ("the bridge warrants"). The bridge notes payable are due, together with interest at the rate of 12% per annum, on the earlier of March 1997 or ten days following the consummation of the Offering. Should the bridge notes not be repaid when due, then 10% of such notes become convertible into shares of common stock at $0.04 per share and the remaining balance accrues interest at 18% until paid. The warrants expire in March 2001. The bridge warrants were assigned a value of $300,000. This amount is reflected as a discount on the bridge notes and will be accreted as additional financing (interest) expense over the term of the notes.

10. INITIAL PUBLIC OFFERING

     In March 1996, the Board of Directors authorized the Company to proceed with an initial public offering of the Company's common stock. If the Offering is consummated under the terms presently anticipated all of the outstanding preferred stock at March 31, 1995 will automatically convert into 2,333,179 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of all outstanding shares of convertible preferred stock as of March 31, 1996, is set forth on the accompanying balance sheet.

     In May 1996, in contemplation of the Offering, the Company filed an Amended and Restated Certificate of Incorporation to effect a one for 4.43 reverse stock split of all outstanding shares of common stock, preferred stock, stock options and warrants. All shares and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the reverse stock split. The Amended and Restated Certificate of Incorporation also reduced the authorized stock of the Company such that the Company is authorized to issue 5,000,000 shares of $.001 par value "blank check" preferred stock, and 30,000,000 shares of $.001 par value common stock and the Class A designation was eliminated.

     In March 1996, the Board of Directors adopted and in April 1996 the stockholders approved the 1996 Equity Incentive Plan ("the Incentive Plan") and reserved 600,000 shares of common stock for issuance thereunder. The Incentive Plan provides for grants of incentive stock options to employees and non statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees and consultants of the Company. No options, restricted stock awards, stock bonuses or stock appreciation rights have been granted under the Incentive Plan.

     In March 1996, the Board of Directors adopted and in April 1996 the stockholders approved the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") and reserved 200,000 shares of common stock for issuance under the Directors' Plan. The Directors' Plan provides for automatic grants of options to purchase shares of common stock to non-employee directors of the Company. The Directors' Plan is effective upon the closing of the Offering and no options have been granted under the Directors' Plan.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   6
The Company............................  13
Use of Proceeds........................  13
Dividend Policy........................  13
Capitalization.........................  14
Dilution...............................  15
Selected Financial Data................  16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  17
Business...............................  19
Management.............................  36
Certain Transactions...................  43
Principal Stockholders.................  46
Description of Capital Stock...........  48
Shares Eligible for Future Sale........  50
Underwriting...........................  52
Legal Matters..........................  53
Experts................................  53
Additional Information.................  53
Index to Financial Statements.......... F-1

  UNTIL            , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                2,300,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                           WEDBUSH MORGAN SECURITIES

                           SANDS BROTHERS & CO., LTD.
                                        , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

        SEC Registration Fee..............................................     8,209
        NASD Filing Fee...................................................     2,881
        Nasdaq National Market Filing Fee.................................    34,573
        Blue Sky Fees and Expenses........................................    15,000
        Accounting Fees...................................................   125,000
        Non-accountable underwriters' expenses............................   150,000
        Legal Fees and Expenses...........................................   325,000
        Transfer Agent and Registrar Fees.................................       500
        Printing and Engraving............................................   100,000
        Miscellaneous.....................................................    38,837
                                                                            --------
                  Total...................................................  $800,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

     The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since April 1993, the Company has sold and issued the following unregistered securities:

          (1) In November 1993, the Registrant completed a private placement of 1,097,149 shares of Series A Preferred Stock, convertible into 1,097,149 shares of Common Stock and warrants to purchase 115,482 shares of Series A Preferred Stock at an exercise price of $4.87 per share, to sixty-one (61) accredited investors for cash in the aggregate amount of $4,860,370. In connection with the private placement, the Registrant paid commissions to the placement agents equal to $548,105 and issued warrants to purchase 108,583 shares of Series A Preferred Stock at an exercise price of $4.87 per share. In addition, one of the placement agents received an accountable expense allowance of $50,000.

          (2) From February 1994 to November 1994, the Registrant sold 128,031 shares of Series B Preferred Stock, convertible into 145,491 shares of Common Stock, to eight (8) accredited investors for cash in the aggregate amount of $709,000. In connection with the private placement, the Registrant paid a commission to the placement agent Maxzen equal to $34,968 and issued warrants to purchase 12,802 shares of Series B Preferred Stock at an exercise price of $6.11 per share.

          (3) From August 1994 to July 1995, the Registrant sold 816,197 shares of Series C Preferred Stock, convertible into 816,197 shares of Common Stock to twenty-nine (29) accredited investors, including one director, for cash in the aggregate amount of $3,977,446 and satisfaction of certain obligations under a $173,000 loan. In connection with the private placement, the Registrant paid commissions to the placement agents Maxzen and Paramount equal to $285,620 and issued warrants to purchase 78,065 shares of Series C Preferred Stock at an exercise price of $5.36 per share.

          (4) In October 1995, the Company issued warrants to purchase 2,708 shares of Common Stock at an exercise price of $7.09 per share to an accredited investor in connection with the extension and repayment of a $120,000 bridge loan.

          (5) In November 1995, the Registrant issued warrants to purchase 1,805 shares of Common Stock at an exercise price of $7.09 per share to an accredited investor in satisfaction of a $80,000 bridge loan.

          (6) From December 1995 to March 1996, the Registrant issued 227,925 shares of Series D Preferred Stock, convertible into 227,925 shares of Common Stock for cash and forgiveness of certain accrued expenses in the aggregate amount of $1,611,800. In connection with the private placement, the Registrant paid a finder's fee to Dr. Iwaki equal to $25,279 and issued warrants to purchase 45,272 shares of Series D Preferred Stock at an exercise price of $7.80 per share.

          (7) In March 1996, the Registrant completed a bridge financing pursuant to which the Company issued $1,937,500 aggregate principal amount of promissory notes and warrants to purchase 193,750 shares of Common Stock at an exercise price per share equal to the greater of $0.25 and 80% of the initial public offering price to forty-four (44) accredited investors. In connection with the private placement, the Registrant paid a commission to the placement agent equal to $193,750 and issued warrants to purchase 19,375 shares of Common Stock at an exercise price per share equal to 110% of the greater of $0.25 and 80% of the initial public offering price.

          (8) Since inception, the Registrant has granted incentive stock options and nonqualified stock options to employees, directors and consultants covering an aggregate of 816,503 shares of Common Stock, at an average exercise price of $0.51 per share. The Registrant has not issued any shares of Common Stock pursuant to the exercise of stock options.

     The share amounts set forth above give effect to the Company's 4.43-for-1 reverse stock split to be effected in April 1996. The sales and issuances of securities in the transactions described in paragraphs (1) through (8) were deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2), Regulation D or Regulation S promulgated thereunder. With respect to the grant of stock options described in paragraph (11), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     Appropriate legends are affixed to the stock certificate issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS.


           1.1+   Underwriting Agreement
           3.1+   Amended and Restated Certificate of Incorporation of the Registrant
           3.2+   Bylaws of the Registrant
           3.3+   Amended and Restated Certificate of Incorporation to be effective upon closing of the offering
           3.4+   Restated Bylaws of the Registrant to be effective upon the closing of the offering
           4.1+   Specimen Common Stock Certificate
           5.1+   Opinion of Cooley Godward Castro Huddleson & Tatum as to legality of the
                  Common Stock
          10.2+   1993 Stock Option Plan
          10.3+   1996 Equity Incentive Plan
          10.4+   Form of Incentive Stock Option Grant
          10.5+   Form of Nonstatutory Stock Option Grant
          10.6+   1996 Non-Employee Director Stock Option Plan
          10.7+   Form of Series C Investors' Rights Agreement
          10.8+   Form of Indemnification Agreement between the Registrant and its directors and executive officers
          10.9+   Form of Common Stock Warrant
         10.10+   Form of Series A Preferred Stock Warrant
         10.11+   Form of Series B Preferred Stock Warrant
         10.12+   Form of Series C Preferred Stock Warrant
         10.13+   Form of Series D Preferred Stock Warrant
         10.14+   Form of Series A Preferred Stock Subscription Agreement
         10.15+   Form of Series B Preferred Stock Subscription Agreement
         10.16+   Form of Series C Preferred Stock Subscription Agreement
         10.17+   Form of Unit Purchase Agreement
         10.18+   Form of Bridge Note
         10.19+   Form of Bridge Warrant
         10.20+   License Agreement between the Registrant and Research Corporation
                  Technologies, Inc., dated May 15, 1992, as amended as of March 21, 1996 and
                  April 26, 1996
         10.21+   License Agreement between the Registrant and The Johns Hopkins University, dated November 23, 1993, as amended as of March 21, 1996
         10.22+   License Agreement between the Registrant and The University of Manitoba, dated February 2, 1994
         10.23+   Form of Underwriters' Warrant
         10.24+   Lease Agreement between Registrant and Redding Management, Inc., dated
                  September 15, 1992, as amended June 30, 1995
         10.25+   Registration Rights Agreement between the Registrant and certain stockholders named therein, dated November 1992
         10.26+   Registration Rights and Transfer Restriction Agreement between the
                  Registrant and Research Corporation Technologies, Inc., The Indiana
                  University Foundation and Arun Srivastava, dated May 15, 1992, as amended
                  October 1992

          10.27   Employment Agreement, dated August 10, 1992, between the Company and John
                  Monahan.
          10.28   Employment Agreement, dated October 19, 1992, between the Company and Wanda
                  deVlaminck.
          11.1+   Statement re computation of net loss per share
          23.1    Consent of Ernst & Young LLP (see page II-6)
          23.2+   Consent of Cooley Godward Castro Huddleson & Tatum (included in Exhibit 5.1)
          24.1+   Power of Attorney (see page II-5)
          27.1    Financial Data Schedule


- ---------------

+ Previously filed

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

     A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     C.  The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Avigen, Inc. has duly caused this amended Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Alameda, County of Alameda, State of California, on May 14, 1996.


                                          AVIGEN, INC.

                                          By:    /s/  JOHN MONAHAN, PH.D.
                                             ----------------------------------
                                                      John Monahan, Ph.D.
                                             President, Chief Executive Officer
                                                          and Director

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDED REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                  SIGNATURE                                 TITLE                     DATE
- ---------------------------------------------  --------------------------------  ---------------
          /s/  JOHN MONAHAN, PH.D.             President, Chief Executive           May 14, 1996
- ---------------------------------------------  Officer and Director (Principal
             John Monahan, Ph.D.               Executive Officer)

                      *                        Controller (Principal Accounting     May 14, 1996
- ---------------------------------------------  Officer)
                 Glenn Bauer

                      *                        Chairman of the Board and acting     May 14, 1996
- ---------------------------------------------  Chief Financial Officer
          Philip J. Whitcome, Ph.D.            (Principal Financial Officer)

                      *                        Director                             May 14, 1996
- ---------------------------------------------
            Zola Horovitz, Ph.D.

                      *                        Director                             May 14, 1996
- ---------------------------------------------
          Yuichi Iwaki, M.D., Ph.D.

                      *                        Director                             May 14, 1996
- ---------------------------------------------
              Richard T. Pratt

                      *                        Director                             May 14, 1996
- ---------------------------------------------
        John K.A. Prendergast, Ph.D.

                      *                        Director                             May 14, 1996
- ---------------------------------------------
         Lindsay A. Rosenwald, M.D.

                      *                        Director                             May 14, 1996
- ---------------------------------------------
             Leonard P. Shaykin

      *By:     /s/  JOHN MONAHAN, PH.D.
           ----------------------------------
                    John Monahan, Ph.D.
                     Attorney-in-Fact

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated September 8, 1995 (except Note 10 as to which the date is May 7, 1996), in Amendment No. 2 to the Registration Statement (Form S-1, 333-3220) and related Prospectus of Avigen, Inc. for the registration of 2,645,000 shares of its Common Stock.


                                          ERNST & YOUNG LLP

Walnut Creek, California

May 13, 1996

                               INDEX TO EXHIBITS

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                        EXHIBITS                                      PAGE
- -------     ----------------------------------------------------------------------------
   1.1+     Underwriting Agreement......................................................
   3.1+     Amended and Restated Certificate of Incorporation of the Registrant.........
   3.2+     Bylaws of the Registrant....................................................
   3.3+     Amended and Restated Certificate of Incorporation to be effective upon closing of the offering.....................................................
   3.4+     Restated Bylaws of the Registrant to be effective upon the closing of the offering....................................................................
   4.1+     Specimen Common Stock Certificate...........................................
   5.1+     Opinion of Cooley Godward Castro Huddleson & Tatum as to legality of the
            Common Stock................................................................
  10.2+     1993 Stock Option Plan......................................................
  10.3+     1996 Equity Incentive Plan..................................................
  10.4+     Form of Incentive Stock Option Grant........................................
  10.5+     Form of Nonstatutory Stock Option Grant.....................................
  10.6+     1996 Non-Employee Director Stock Option Plan
  10.7+     Form of Series C Investors' Rights Agreement................................
  10.8+     Form of Indemnification Agreement between the Registrant and its directors and executive officers......................................................
  10.9+     Form of Common Stock Warrant................................................
 10.10+     Form of Series A Preferred Stock Warrant....................................
 10.11+     Form of Series B Preferred Stock Warrant....................................
 10.12+     Form of Series C Preferred Stock Warrant....................................
 10.13+     Form of Series D Preferred Stock Warrant....................................
 10.14+     Form of Series A Preferred Stock Subscription Agreement.....................
 10.15+     Form of Series B Preferred Stock Subscription Agreement.....................
 10.16+     Form of Series C Preferred Stock Subscription Agreement.....................
 10.17+     Form of Unit Purchase Agreement.............................................
 10.18+     Form of Bridge Note.........................................................
 10.19+     Form of Bridge Warrant......................................................
 10.20+     License Agreement between the Registrant and Research Corporation
            Technologies, Inc., dated May 15, 1992, as amended as of March 21, 1996 and
            April 26, 1996..............................................................
 10.21+     License Agreement between the Registrant and The Johns Hopkins University, dated November 23, 1993, as amended as of March 21, 1996....................
 10.22+     License Agreement between the Registrant and The University of Manitoba, dated February 2, 1994......................................................
 10.23+     Form of Underwriters' Warrant...............................................
 10.24+     Lease Agreement between Registrant and Redding Management, Inc., dated
            September 15, 1992, as amended June 30, 1995................................
 10.25+     Registration Rights Agreement between the Registrant and certain stockholders named therein, dated November 1992.............................
 10.26+     Registration Rights and Transfer Restriction Agreement between the
            Registrant and Research Corporation Technologies, Inc., The Indiana
            University Foundation and Arun Srivastava, dated May 15, 1992, as amended
            October 1992................................................................
  10.27     Employment Agreement, dated August 10, 1992, between the Company and John
            Monahan.
  10.28     Employment Agreement, dated October 19, 1992, between the Company and Wanda
            deVlaminck.
  11.1+     Statement re computation of net loss per share..............................

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                        EXHIBITS                                      PAGE
  23.1      Consent of Ernst & Young LLP (see page II-6)................................
  23.2+     Consent of Cooley Godward Castro Huddleson & Tatum (included in Exhibit
            5.1)........................................................................
  24.1+     Power of Attorney (see page II-5)...........................................
  27.1      Financial Data Schedule.....................................................

- ---------------

+ Previously filed